UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
CNB Financial Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14-a6(i)(1) and 0-11.

1 South Second Street
P.O. Box 42
Clearfield, PA 16830
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO OUR SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of CNB FINANCIAL CORPORATION will be held virtually only via a live webcast exclusively at web.viewproxy.com/CNBFinancial/2026. Please register in advance of the Annual Meeting by visiting web.viewproxy.com/CNBFinancial/2026. For procedures on attending the Annual Meeting, please refer to the section titled “About the Meeting” beginning on page 1. The Annual Meeting will be held on Tuesday, April 21, 2026, beginning at 2:00 p.m. (EDT) for the following purposes:
1.ELECTION OF DIRECTORS: To elect four Class 1 directors to serve for three-year terms, one Class 2 director to serve for a two-year term and one Class 3 director to serve for a one-year term, or until their respective successors are elected and qualified;
2.SAY-ON-PAY VOTE: To vote, on a non-binding, advisory basis, on the compensation paid to CNB Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, and compensation tables, and related narrative executive compensation disclosures contained in the Proxy Statement (a “Say-On-Pay” vote);
3.SAY-ON-FREQUENCY VOTE: To vote, on a non-binding advisory basis, on the frequency of the advisory vote to approve to the compensation of CNB Financial Corporation’s named executive officers;
4.RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Forvis Mazars, LLP as CNB Financial Corporation's independent registered public accounting firm for the year ending December 31, 2026; and
5.TRANSACTION OF OTHER BUSINESS: To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors of CNB Financial Corporation fixed February 23, 2026, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
Accompanying this notice are (i) the Proxy Statement and form of proxy for the Annual Meeting; (ii) the 2025 CNB Financial Corporation Annual Report; and (iii) the Annual Report on Form 10-K for the year ended December 31, 2025.
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO VOTE EITHER BY INTERNET, TELEPHONE, OR MAIL FOLLOWING THE “VOTING PROCEDURES” AS DETAILED ON PAGE 2 OF THE PROXY STATEMENT, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING. PLEASE VOTE YOUR SHARES ELECTRONICALLY, OR IF USING THE MAIL PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD, AS PROMPTLY AS POSSIBLE. THE BOARD OF DIRECTORS OF CNB FINANCIAL CORPORATION RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS ONE, TWO AND THREE AND “ONE YEAR” WITH RESPECT TO PROPOSAL THREE, EACH AS DESCRIBED ABOVE. YOU MAY WITHDRAW OR CHANGE YOUR PROXY AT ANY TIME BEFORE IT IS OFFICIALLY REGISTERED AS VOTED BY SO NOTIFYING THE SECRETARY AND VOTING YOUR SHARES WHILE THE POLLS ARE OPEN DURING THE ANNUAL MEETING.
By Order of the Board,
Anna K. "Katie" Andersen, Secretary
Clearfield, Pennsylvania
March 16, 2026
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held virtually only on April 21, 2026. This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and our separate 2025 CNB Financial Corporation Annual Report which includes, among other information, listings of the Directors and Officers of CNB Financial Corporation and its subsidiaries, are available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

CNB FINANCIAL CORPORATION
1 SOUTH SECOND STREET
CLEARFIELD, PA 16830-0042
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY
Tuesday, April 21, 2026, 2:00 p.m. (EDT)
ABOUT THE MEETING
General Information
This Proxy Statement is furnished to shareholders of CNB Financial Corporation (the “Corporation” or “CNB”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 21, 2026 at 2:00 p.m. (EDT).
The Corporation is a Pennsylvania chartered corporation and a financial holding company registered with the Federal Reserve Board and has its principal offices at CNB Bank, 1 South Second Street, Clearfield, Pennsylvania 16830-0042. The subsidiaries of the Corporation are CNB Bank (“CNB Bank” or the “Bank”), CNB Securities Corporation, CNB Risk Management, Inc., Holiday Financial Services Corporation and CNB Insurance Agency.
Unless otherwise directed, proxies solicited hereby will be voted FOR the election as directors of the nominees named under the section titled “Proposal 1. Election of Directors”; FOR approval of the non-binding advisory resolution on the compensation paid to our NEOs (as defined below); ONE YEAR for the frequency of the non-binding advisory vote to approve the compensation paid to our NEOs; and FOR ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the year ending December 31, 2026. The Board is not aware of any other matters which will be presented for action at the Annual, but the persons named in the proxies intend to vote or act according to their discretion with respect to any other proposal which may be presented for shareholder action at the Annual Meeting.
Solicitation
The enclosed proxy is being solicited by the Board. The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and form of proxy is to be borne by the Corporation. We have retained a proxy solicitation firm, Alliance Advisors, LLC, to aid us in the solicitation process. We estimate we will pay Alliance Advisors, LLC a fee of approximately $11,500 plus certain expenses and have agreed to indemnify Alliance Advisors, LLC against certain losses. In addition to the solicitation of proxies by use of mail, directors, officers or other employees of the Corporation may solicit proxies personally or by telephone and the Corporation may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy material to the principals and will reimburse such persons for their expenses in so doing. Directors, officers, or other employees so utilized will not receive special compensation for such efforts. The date on which this Proxy Statement and the accompanying form of proxy was first mailed to shareholders was on or around March 16, 2026.

Your vote is very important, regardless of the number of shares that you own. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Alliance Advisors, LLC
200 Broadacres Drive
Bloomfield, NJ 07003
Phone Number: 833-215-7302
Email: CCNE@AllianceAdvisors.com
Quorum; Voting
A quorum for the transaction of business at the Annual Meeting will require the presence, through virtual confirmed attendance, or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Abstentions are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter is required for the approval of all matters under consideration at the Annual Meeting. Shareholders have one vote for each share of common stock held.

Revocation of Proxies
The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of a written notice revoking it, or a duly executed proxy bearing a later date, with Anna K. "Katie" Andersen, the Secretary of the Corporation. In the event your proxy is mailed and you virtually attend the Annual Meeting, you have the right to revoke your proxy and cast your vote personally using the instructions included under the section titled “Attending the Virtual Annual Meeting” which begins on page 2 of this Proxy Statement. All properly executed proxies delivered to us pursuant to this solicitation will be voted at the meeting in accordance with your instructions, if any.
Eligibility to Vote; Record Date
The securities that can be voted at the Annual Meeting consist of shares of common stock of the Corporation with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. There is no cumulative voting of shares. The Board has fixed the close of business on February 23, 2026, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 29,636,300 shares of common stock then outstanding and eligible to be voted at the Annual Meeting.
Voting Procedures
Whether you hold shares directly as a registered shareholder of record or beneficially in street name, you may vote without virtually attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the internet, by telephone or by mail.
•Voting by internet or telephone - You may submit your proxy over the internet or by telephone by following the instructions for internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.
•Voting by mail - You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker, bank or other trustee or nominee. If you provide specific voting instructions, your shares will be voted as you have instructed.
The proposal to ratify the appointment of independent registered public accounting firm (Proposal 4) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the proposals with respect to the election of directors (Proposal 1), “Say-On-Pay” (Proposal 2) and “Say-On-Frequency” (Proposal 3) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these three matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these three proposals.
Attending the Virtual Annual Meeting
Shareholders attending the Annual Meeting virtually will have the same rights as those at an in-person meeting, including the rights to vote and ask questions at the Annual Meeting. Both shareholders of record and street name shareholders who wish to virtually attend the Annual Meeting will need to register to be able to (i) attend the Annual Meeting via live webcast, (ii) submit their questions during the meeting, and (iii) vote their shares electronically at the Annual Meeting by following the instructions below.
If you are a shareholder of record, you must:
•Register at web.viewproxy.com/CNBFinancial/2026 by 11:59 p.m. (EDT) on April 20, 2026 by following the instructions provided on your Notice or proxy card. You will need to enter your name, phone number, virtual control number (included on your Notice or proxy card) and email address as part of the registration, following which, you will receive an email confirmation of your registration, as well as a password to virtually attend the Annual Meeting.
•On the day of the Annual Meeting, if you have properly registered, you may enter and attend the virtual Annual Meeting, which starts at 2:00 PM (EDT), by logging in at web.viewproxy.com/CNBFinancial/2026 using the password you received via an email confirmation of your registration.
•If you wish to vote your shares electronically during the virtual Annual Meeting, you will need to visit http://www.AALvote.com/CCNE during the Annual Meeting while the polls are open.

If you are a street name shareholder, you must:
•Obtain a legal proxy from your broker, bank, trustee or other nominee.
•Register at web.viewproxy.com/CNBFinancial/2026 by 11:59 p.m. (EDT) on April 20, 2026. You will need to enter your name, phone number and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration, following which, you will receive an email confirming your registration, your virtual control number, as well as the password to virtually attend the Annual Meeting. Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting virtually, but you will be unable to vote your shares electronically at the Annual Meeting.
•On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting, which is scheduled to begin at 2:00 PM (EDT), virtually by logging in using the password you received via email in your registration confirmation at web.viewproxy.com/CNBFinancial/2026.
•If you wish to vote your shares electronically at the virtual Annual Meeting, you will need to visit http://www.AALvote.com/CCNE during the Annual Meeting while the polls are open. Further instructions on how to attend the Annual Meeting via live audio webcast, including how to vote your shares electronically at the Annual Meeting are posted on web.viewproxy.com/CNBFinancial/2026 under Frequently Asked Questions (FAQ). The Annual Meeting live webcast will begin promptly at 2:00 p.m. (EDT) on April 21, 2026. We encourage you to access the virtual meeting prior to the start time. Online check-in will begin at 1:30 p.m. (EDT), and you should allow ample time for the check-in procedures.
Live Q&A
You may ask questions during the Annual Meeting by following the instructions that will be available on the virtual meeting website. Representatives of the Corporation will answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. Off-topic, personal or other inappropriate questions will not be answered.
Technical Assistance
We will have technicians ready to assist you with any technical difficulties you may have when trying to access the Annual Meeting live webcast. Please be sure to check in beginning at 1:30 p.m. (EDT), 30 minutes prior to the 2:00 p.m. (EDT) start of the virtual meeting on April 21, 2026, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live webcast during the check-in period or meeting time, please email VirtualMeeting@viewproxy.com or call 1-866-612-8937.
The platform we are using for the Annual Meeting live webcast will require you to install a software or have the ability to run a temporary application in order for you to join the Annual Meeting live webcast. If you have not registered to attend the Annual Meeting, but would like to listen in only on the day of the Annual Meeting at 2:00 p.m. (EDT), the toll-free number and access code will be displayed on the site web.viewproxy.com/CNBFinancial/2026.
Obtaining an Annual Report on Form 10-K
The Corporation is required to file an Annual Report on Form 10-K (the “Form 10-K”) for the 2025 fiscal year with the U.S. Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Anna K. "Katie" Andersen, Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830. Additionally, our 2025 CNB Financial Corporation Annual Report as well as our Form 10-K are available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

PROPOSAL 1. ELECTION OF DIRECTORS
CNB’s bylaws provide that the Board shall consist of not less than nine nor more than twenty-four persons. The Board has acted to fix the number of directors of CNB for the ensuing year at thirteen.
CNB’s bylaws further provide that the Board shall be classified into three classes with each class consisting of not less than three nor more than eight directors. The Board has elected to fix the number of Class 1 and Class 2 directors at four and the number of Class 3 directors at five. Each class of directors is to be elected annually for a three-year term and until their successors are elected and qualified, or until their earlier death, resignation, removal or achievement of the mandatory retirement age on the day a director becomes 70 years old; provided, however, that the Board may waive the mandatory retirement age in its discretion solely in connection with director appointments made as part of, or in direct relation to, the completion of a business combination.
Effective July 23, 2025, in connection with and effective upon the completion of CNB’s merger with ESSA Bancorp, Inc. (“ESSA”), in accordance with the terms of the Agreement and Plan of Merger for the transaction, the Board appointed Gary S. Olson as a Class 1 director, Daniel J. Henning as a Class 2 director and Robert C. Selig, Jr. as a Class 3 director, each to serve for a term expiring at the Annual Meeting. In connection with their appointments, the Board determined to waive the mandatory retirement age for each of Messrs. Olson, Henning and Selig. Pursuant to the terms of the Agreement and Plan of Merger for the ESSA merger, the Board agreed to nominate each of Messrs. Olson, Henning and Selig for election to the Board at the Annual Meeting.
The Board, upon recommendation of the Corporate Governance/Nominating Committee of the Board (the “CGN Committee”), has nominated (i) Jeffrey S. Powell, Gary S. Olson, Francis X Straub, III and Peter C. Varischetti for election at the Annual Meeting to Class 1 of the Board, (ii) Daniel J. Henning for election at the Annual Meeting to Class 2 of the Board, and (iii) Robert C. Selig, Jr. for election at the Annual Meeting to Class 3 of the Board. The experience, qualifications, and other attributes, of each of these nominees, as well as the continuing directors, are described below under “Information as to Nominees and Other Directors.”
The four Class 1 nominees named below are nominated to serve as Class 1 directors to hold office for a three-year term expiring at the annual meeting in the year 2029. The one Class 2 nominee named below is nominated to serve as a Class 2 director to hold office for a two-year term expiring at the annual meeting in the year 2028. The one Class 3 nominee named below is nominated to serve as a Class 3 director to hold office for a one-year term expiring at the annual meeting in the year 2027. Each of the nominees has consented to be named in this proxy statement and has agreed to serve, if elected, and CNB has no reason to believe that any of them will be unable to serve if elected. If, for any reason, any of the nominees named below should become unavailable for election at the time of the Annual Meeting, it is the intention of the persons named as proxies to vote the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board. If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies.
Information as to Nominees and Other Directors
The following tables set forth the names of the nominees for election as directors and the current directors of the CNB. Also set forth in the tables is certain other information with respect to each such person’s age at December 31, 2025, the periods during which such person has served as a director of the Corporation, and positions currently held with CNB.
Following the tables are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the CGN Committee and the Board to determine that such person should serve as a director as of the time of filing of this Proxy Statement. The CGN Committee believes that each director brings a strong and unique background and set of skills to the Board, giving the Board a collective competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. “Independent” directors are those who, in the Board’s judgment, meet the standards for independence as required by NASDAQ.

Nominees
The following Class 1 directors for a three-year term expiring at the time of the annual meeting in 2029.

Name	Age at December 31, 2025	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Jeffrey S. Powell Independent Director	61	Chairperson of the Board, appointed effective January 1, 2024 President, JJ Powell, Inc.	—	12/27/1994
Gary S. Olson	71	Director of ESSA Bancorp, Inc President and Chief Executive Officer of ESSA Bancorp, Inc. and ESSA Bank & Trust	Special Advisor to the Chief Executive Officer of CNB Bank	7/23/2025
Francis X. Straub, III Independent Director	65	President/CEO of U.S. Complete Care Inc.	—	4/19/2015
Peter C. Varischetti Independent Director	56	President, Varischetti Holdings, LP	—	8/11/2015

The following Class 2 director for a two-year term expiring at the time of the annual meeting in 2028.

Name	Age at December 31, 2025	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Daniel J. Henning Independent Director	73	Director of ESSA Bancorp, Inc Owner of A.C. Henning Enterprises, Inc Partner in AMD/Henning Leasing	—	7/23/2025
The following Class 3 director for a one-year term expiring at the time of the annual meeting in 2027.

Name	Age at December 31, 2025	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Robert C. Selig, Jr. Independent Director	77	Director of ESSA Bancorp, Inc President of Selig Construction Company	—	7/23/2025
Jeffrey S. Powell has served as Chairperson of the Board since January 1, 2024, and has served as a director of both CNB and CNB Bank for over 30 years. Prior to becoming Chairperson of the Board, Mr. Powell served as the Chairperson of the Audit Committee of the Board (the “Audit Committee”) for 26 years. He is currently the President of JJ Powell Inc., a petroleum marketer, as well as Snappy’s Convenience Stores. He is a graduate of The Pennsylvania State University where he earned a degree in Business Administration. Mr. Powell’s extensive executive experience in the petroleum marketing and retail convenience industry, as well as nearly three decades of serving on the boards of directors of CNB and CNB Bank, provide strong knowledge regarding finance, operations compliance and planning to the Board.
Gary S. Olson serves as a Strategic Advisor to CNB Bank, providing guidance and expertise in a consultative capacity. Mr. Olson joined the boards of directors of CNB and CNB Bank in July 2025 following CNB’s acquisition of ESSA Bancorp, Inc. Mr. Olson previously served as President and Chief Executive Officer of ESSA Bancorp, Inc. (formerly Nasdaq: ESSA) and its subsidiary bank, ESSA Bank & Trust from 2000 until its merger with CNB in July 2025, having begun his career there in 1977.

Mr. Olson also served as a director of ESSA Bancorp, Inc. since its founding in April 2007 and as a director of ESSA Bank & Trust since 2000. He is a graduate of East Stroudsburg University. Mr. Olson’s extensive banking experience and deep knowledge of local markets enhance the breadth of experience on the Board.
Francis X. Straub, III is President/Chief Executive Officer of U.S. Complete Care Inc. Mr. Straub brings a diverse background in healthcare and entrepreneurship, deeply rooted in his family’s pharmacy legacy spanning four decades. Mr. Straub’s commitment to community and industry is evident through his numerous board positions, including his role as Chairman of the Board of Directors of Value Drug Company and Straub Brewery Inc. Furthermore, his business acumen extends to industrial manufacturing, oil and gas production, medical services, and commercial real estate development. Mr. Straub is an alumnus of Duquesne University, where he earned a Bachelor of Science degree in pharmacy. Mr. Straub’s extensive business experience across multiple industries provides a valuable perspective to the Board.
Peter C. Varischetti serves as President of Varischetti Holdings, LP, a privately held holding company with business interests in manufacturing, gas field services, fabrication, electrical contracting, automation and control systems, and real estate. He is also President of Varischetti Sports, LLC, which holds a minority ownership interest in the Pittsburgh Steelers. In these roles, Mr. Varischetti is responsible for the strategic leadership and oversight of multiple businesses across diverse industries, including responsibility for financial reporting, capital allocation, and merger and acquisition activities. Mr. Varischetti has served on the Audit Committee since 2017. His executive experience has provided him with a strong working knowledge of generally accepted accounting principles, the ability to evaluate financial statements of comparable complexity to those of CNB, and an understanding of internal control over financial reporting and audit committee functions. In addition to his business activities, Mr. Varischetti is actively involved in charitable and civic organizations. He serves on the Board of Trustees of the University of Pittsburgh, where he chairs the Governance, Nominating and Trusteeship Committee and serves on the Property and Facilities and Executive Committees. He also serves on the Board of Directors of UPMC. Mr. Varischetti is Chairman of the Brockway Center for Arts and Technology and serves on the Erie Diocesan Finance Council, the Parish Finance Council of St. Tobias Church, the Finance Committee of DuBois Central Catholic, and the Board of Directors of The Frank Varischetti Foundation. Mr. Varischetti holds a Bachelor of Science in Business Administration from the University of Pittsburgh. The Board believes that Mr. Varischetti’s executive leadership and financial expertise provide significant value, particularly in the areas of accounting and financial reporting.
Daniel J. Henning is the Owner of A.C. Henning Enterprises, Inc., a builder and developer of multi-family and commercial projects in the Pocono area. He is also a partner in AMD/Henning Leasing, a family-owned real estate holding partnership. He joined the boards of directors of CNB and CNB Bank in July 2025 following CNB’s acquisition of ESSA Bancorp, Inc. Prior to this, Mr. Henning served as a director of ESSA Bancorp, Inc. (formerly Nasdaq: ESSA) since its founding in April 2007, and as a director of ESSA Bank & Trust since 1995. Mr. Henning has previously served on several public authorities in Monroe County. Mr. Henning’s extensive experience as a real estate developer and local business owner, combined with his extensive board experience, makes him a valuable asset to the Board as the organization continues to grow and serve its markets.
Robert C. Selig, Jr. retired as the President of Selig Construction Company in 2024, a role he held since 1972. Selig Construction Company specializes in landscape and nursery services. Mr. Selig joined the boards of directors of CNB and CNB Bank in July 2025, following CNB’s acquisition of ESSA Bancorp, Inc. Prior to this, Mr. Selig served as a director of ESSA Bancorp, Inc. (formerly Nasdaq: ESSA) since its founding in April 2007 and as a director of ESSA Bank & Trust since 1990. Mr. Selig is a graduate of West Side Area Vocational/Technical School. Mr. Selig’s experience as a local businessman focusing on real estate matters is of great value to the Board.
There are no arrangements or understandings between any director nominee and any other person pursuant to which they were selected as a director nominee.
Vote Required
Under our bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee). For purposes of the election of directors, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for or against a nominee’s election and will have no effect on the outcome of the vote. There is no cumulative voting with respect to the election of directors.
If an incumbent director fails to be reelected by a majority of votes cast, that director is required under CNB’s bylaws to promptly deliver to the Board his or her irrevocable offer to resign from the Board. The Board will consider such director’s offer to resign, taking into consideration any such factors that the Board deems relevant in deciding whether to accept such director’s resignation, including any recommendation of the CGN Committee. The Board is required to act on such director’s resignation within 90 days after the election results are certified.

Recommendation of the Board of Directors
The Board unanimously recommends that shareholders vote "FOR" each of the foregoing nominees.

Continuing Directors
The following Class 3 directors' terms expire at the time of the annual meeting in 2027.

Name	Age at December 31, 2025	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Michael Obi Independent Director	58	President, UBIZ Venture Capital Chief Executive Officer, Spectrum Global Solutions	—	9/14/2021
Michael D. Peduzzi	60	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank President & Chief Operating Officer, CNB Bank Senior Vice President and Chief Financial Officer, Mid Penn Bancorp, Inc	President and Chief Executive Officer, CNB Financial Corporation. and CNB Bank President & Chief Operating Officer, CNB Bank	1/1/2023
Joel E. Peterson Independent Director	67	Chairman/CEO, Clearfield Wholesale Paper	—	9/13/2011
Richard B. Seager Independent Director	68	Owner, Ritri Holdings, LLC President and CEO, Journey Health System	—	12/14/2010
Michael Obi is President & Chief Executive Officer (“CEO”) of UBIZ Venture Capital and Spectrum Global Holdings, LLC, in Cleveland, Ohio. He has over 17 years of experience working in banking and financial services, including executive leadership positions at KeyBank, Bank of America, Wells Fargo, and Truist. Before launching Spectrum Global Holdings, LLC, he served as Senior Vice President for KeyBank’s Retail and Business Banking Segments. Mr. Obi has served and continues to serve on various boards within the Cleveland community. He also heads economic development strategies for the Urban League of Greater Cleveland. Mr. Obi obtained both his Bachelor of Science degree in Accounting and Master of Business Administration from the Coggins School of Business at the University of North Florida in Jacksonville, Florida. Michael is a graduate of the Columbia University’s Senior Executive Business Program on Private Equity and Venture Capital. The Board believes that Mr. Obi, through his extensive experience in all areas of banking, including retail, commercial, operations, and finance, provides a significant depth of knowledge of the industry to the Board.

Michael D. Peduzzi is the President and CEO of CNB and CNB Bank. He joined CNB as the President and Chief Operating Officer of CNB Bank in August 2021, and assumed his current President and CEO roles for both CNB and CNB Bank in 2022. Mr. Peduzzi has over 30 years of experience working for companies in the banking and financial services industry while maintaining his Certified Public Accounting license continuously throughout that same period. Prior to joining CNB, Mr. Peduzzi served as an executive at other publicly-held financial institutions, including as the Senior Executive Vice President and Chief Financial Officer of Mid Penn Bancorp, Inc. from 2016 through August 2021. He also held Executive and Chief Financial Officer roles at Codorus Valley Bancorp and Union National Financial Corp and was the Corporate Audit Executive for Keystone Financial Inc. Mr. Peduzzi graduated from The Pennsylvania State University with a Bachelor of Science degree in Accounting. He is a member of both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Mr. Peduzzi’s experience, spanning over three decades in the banking and financial services industry, provides extensive industry experience, knowledge and leadership to the Board.

Joel E. Peterson is the Chairman/CEO of Clearfield Wholesale Paper Company, a fourth-generation business that is over one hundred years old providing supplies to companies in several states. His previous employment was in banking for several years as a credit and loan origination analyst. Currently, Mr. Peterson serves on the DuBois Educational Foundation as the Development Committee Chair and previously served as the Chairman of the Clearfield Jefferson Regional Airport Authority with duties that included working with state and federal agencies. He has also served as President of the Bucktail Council of the Boy Scouts of America and President of the Clearfield YMCA. Mr. Peterson is a graduate of Pennsylvania State University with a major in Accounting and Marketing. Mr. Peterson, by virtue of his executive service and business and community involvement in the CNB market, brings meaningful corporate governance experience to the Board.
Richard B. Seager has over 30 years of experience in health care administration, consulting, and finance. Mr. Seager is actively involved in small business and community development activities throughout northwestern Pennsylvania, including service on various non-profit boards. He obtained his Bachelor of Science degree from Gannon University. Mr. Seager provides the Board with knowledge of the market area and strong governance experience as a result of his executive experience as President and CEO of multiple companies.
The following Class 2 directors' terms expire at the time of the annual meeting in 2028.

Name	Age at December 31, 2025	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Deborah Dick Pontzer Independent Director	65	President of Grow Rural PA Economic & Workforce Specialist for Congressman Glenn Thompson	—	6/10/2003
Nicholas N. Scott Independent Director	53	Vice President/Owner Scott Enterprises	—	5/14/2013
Julie M. Young Independent Director	52	Employment Attorney, JMY Law, LLC	—	5/14/2019
Deborah Dick Pontzer is the President of Grow Rural PA, specializing in economic and community development. In her current capacity, she works with business, industry, and communities doing strategic planning, identifying and obtaining the resources for impactful, equitable economic growth through infrastructure development, capacity building, job creation, retention and recruitment. Her prior experience includes serving as an economic development and workforce specialist for U.S. Congressmen, John E. Peterson and Glenn Thompson, and as a senior associate for Coopers & Lybrand in the Business Investigation Services unit. She is active in her community, serving on various boards. Ms. Pontzer earned a Bachelor of Arts degree from Mount Holyoke College and a Master of Business Administration from the American Graduate School of International Management, a division of Arizona State University. Ms. Pontzer’s experience delivering meaningful economic outcomes enables her to provide a valuable perspective to the Board.
Nicholas N. Scott is Vice President/Owner of Scott Enterprises, a family owned-hospitality enterprise based in Erie, Pennsylvania, focused on restaurants and hotels, including two resorts. Mr. Scott has served in this role since 1995. Mr. Scott also serves on numerous boards in his community. Mr. Scott has a degree in Hotel, Restaurant, and Institutional Management from The Pennsylvania State University. As a business leader responsible for operations and development of the third-generation family-owned hospitality business, Mr. Scott applies his expertise in strategic planning and provides leadership and guidance to the Board.
Julie M. Young is an attorney with 25 years of experience focused on management-side employment law. Since 2016, Ms. Young has led her own boutique law firm specializing in human resources and employment law for employers. Ms. Young works closely with small and mid-sized businesses in the Central Ohio area and across the nation to provide comprehensive legal services and compliance support in all aspects of human resources law. Ms. Young is a frequent speaker on employment law and human resource topics including employment agreements, federal and state legal compliance, wage matters, and anti-harassment and anti-discrimination policies and practices. Ms. Young is active in her community and also serves as a member of the Board of Advisors of FCBank, a division of CNB Bank, headquartered in Worthington, Ohio. Ms. Young received a Bachelor of Arts degree from Miami University and Juris Doctorate from The Ohio State University Mortiz College of Law. The Board believes that Ms. Young’s qualifications, including her broad human resources and employment law experience as well as her knowledge of and involvement in the Central Ohio market, will provide critical support to CNB’s business and strategic goals.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that CNB provide its shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of its named executive officers (the “NEOs”) as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
As described in greater detail under the section titled “Compensation Discussion and Analysis,” CNB seeks to align the interests of its NEOs with the interests of its shareholders. CNB’s executive compensation programs are designed to reward its NEOs for the achievement of short-term results and long-term growth that are consistent with enhancing shareholder value, while at the same time discouraging unnecessary or excessive risk-taking.
CNB is presenting the following proposal, which gives shareholders the opportunity to endorse its compensation program for NEOs by voting for or against the following resolution. While the vote on the resolution is advisory in nature and therefore will not bind CNB or the Board to take any particular action, the Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding CNB’s executive compensation program.
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of CNB’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in this Proxy Statement.”
Vote Required
The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal is required to approve (on a non-binding advisory basis) the compensation of our NEOs. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation of the Board of Directors
The Board unanimously recommends that shareholders vote "FOR" the resolution approving on a non-binding advisory basis the compensation of the Corporation’s NEOs.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act and the related SEC rules, we are including in these proxy materials a separate resolution, subject to shareholder vote, to recommend, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our NEOs (that is, the Say-On-Pay vote) should occur every one, two or three years.
In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal 2 and the information under the section titled “Compensation Discussion and Analysis.”
The Board values constructive dialogue on executive compensation and other important governance topics with our shareholders. The Board believes that an advisory vote every year will provide an effective way to obtain information on shareholder sentiment about our executive compensation program.
While the vote is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the frequency of holding a Say-on-Pay vote.
Vote Required
The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve (on a non-binding advisory basis) the frequency of the shareholder vote to approve the compensation of our NEOs. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation of the Board of Directors
The Board unanimously recommends that shareholders vote “ONE YEAR” with respect to the non-binding advisory vote on the frequency of shareholder votes to approve the compensation paid to the Corporation’s NEOs.

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for selecting CNB’s independent registered public accounting firm. At a meeting held on March 4, 2026, the Audit Committee appointed Forvis Mazars, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026. Although shareholder approval for this appointment is not required, the Board is submitting the selection of Forvis Mazars, LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection.
In making the appointment of Forvis Mazars, LLP as the CNB’s independent registered public accounting firm for the fiscal year ending December 31, 2026, the Audit Committee considered whether Forvis Mazars, LLP’s provision of services other than audit services is compatible with maintaining independence as our independent registered public accounting firm and decided that the provision of such services is compatible with maintaining independence.
Representatives of Forvis Mazars, LLP are expected to be available during the CNB annual meeting to respond to appropriate questions and to make such statements as they may desire, including comments on the financial statements of CNB.
Audit Fees
The following table shows the fees paid or accrued by CNB for professional services provided by Forvis Mazars, LLP during the fiscal year ended December 31, 2025 and 2024:

	December 31,
	2025	2024
Audit Fees	$980,775	$502,462
Audit-Related Fees	185,430	41,015
Tax Fees	25,890	45,155
	$1,192,095	$588,632
Audit fees represent fees for professional services rendered by Forvis Mazars, LLP in connection with the annual audit of CNB’s consolidated financial statements and internal control over financial reporting, quarterly reviews of the consolidated financial statements included in CNB’s quarterly reports on Form 10-Q, and consents related to filing of form S-8. Audit-related fees represent fees for professional services rendered by Forvis Mazars, LLP in connection with accounting consultations and audit of the acquisition of ESSA for 2025, and audit of the CNB Bank Employees’ Savings & Profit-Sharing Plan and Trust in 2025 and 2024. Tax fees relate to CNB’s federal and state income tax compliance.
Auditor Independence
The Audit Committee believes that the non-audit services provided by Forvis Mazars, LLP were compatible with the effective provision of support to CNB while maintaining the auditor’s independence in connection with the audit of CNB’s consolidated financial statements and internal control over financial reporting. None of the time devoted by Forvis Mazars, LLP on its engagement to audit the financial statements for the year ended December 31, 2025 is attributable to work performed by persons other than full-time, permanent employees of Forvis Mazars, LLP. The Audit Committee is responsible for approving any service provided by CNB’s independent registered public accounting firm. The Audit Committee pre-approved all services performed by Forvis Mazars, LLP during 2025 and 2024, including those listed in the table above.
Vote Required
The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal is required to ratify the appointment of Forvis Mazars, LLP as the Corporation’s independent registered public accounting firm. For purposes of approving the vote on this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Forvis Mazars, LLP as the Corporation’s independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders’ best interests.
Recommendation of the Board of Directors
The Board unanimously recommends that shareholders vote "FOR" ratification of the appointment of Forvis Mazars, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2026.

CORPORATE GOVERNANCE
General
The business and affairs of CNB are managed under the direction of the Board. Members of the Board are kept informed of CNB’s business through discussions with the Chairperson of the Board and CNB’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its various committees. The Board is also kept apprised by the Chairperson of the Board and members of management of continuing educational programs on corporate governance, fiduciary duties and responsibilities, and board compliance requirements.
CNB believes in the importance of sound and effective corporate governance and has adopted policies and promoted practices which it believes enhance the corporate governance of CNB.
Board Leadership Structure
CNB has chosen to have two separate individuals as CEO and Chairperson. The Board believes that this separation facilitates the independence of the Board and is appropriate for the size and structure of CNB. In addition, this structure allows CNB to draw upon the skills and experiences of both its Chairperson and CEO, while allowing its CEO to focus on overseeing CNB’s day-to-day operations and long-term strategic planning. If in the future, the Board, after considering facts and circumstances at that time, appoints the CEO as Chairperson of the Board, CNB will promptly publicly disclose the appointment.
The Chairperson’s duties and responsibilities include: (i) developing and establishing board meeting agendas and the appropriate schedule of board meetings, in consultation with the CEO and the other directors; (ii) along with other board members, engaging in communications with shareholders and other stakeholders, including at CNB’s annual meetings; (iii) regularly engaging with the CEO about important updates between Board meetings; (iv) assigning and engaging with chairs of board committees, and seeking input from members of the Board regarding board structure; and (v) coordinating periodic board evaluations and encouraging professional development of the Board members and executive officers.
Risk Oversight
Risk identification and management are essential elements for the successful management of CNB. In the normal course of business, CNB is subject to various types of risk. These risks are controlled through policies and procedures established throughout CNB, which are monitored and reviewed by the Board. The Board is responsible for overseeing CNB’s company-wide approach to the identification, assessment, and management of short-term, intermediate-term, and long-term risks facing CNB. The Board recognizes its responsibility for overseeing the assessment and management of risks that may threaten CNB’s safety and soundness, and the successful execution of CNB’s long-term strategies, and in this capacity the Board consults with outside advisors and experts when necessary.
CNB’s Enterprise Risk Management (“ERM”) program includes measurement and monitoring of the following risks: credit, market, liquidity, operational, compliance, strategic and reputation. An ERM Risk Assessment Team led by CNB’s Chief Risk Officer evaluates, analyzes, and reports both annual risk assessments and quarterly activities and updates to the ERM Risk Steering Committee, comprised of the executive management team. The Board has established an ERM Policy, Risk Philosophy Statements, and a Risk Appetite Statement that summarize the risk appetite of CNB as well as the expected risk-reward considerations.
In conjunction with the ERM program, the following risks are specifically addressed as outlined below: market, credit, and liquidity risk.
Market risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Market risk results from various repricing frequencies and the maturity structure of the financial instruments owned by CNB. CNB uses its asset/liability management policy and systems to control, monitor, and manage market risk. Such policies and systems are monitored by the Management Asset/Liability Committee, which generally meets monthly, and by the Asset/Liability Committee of the Board, which meets four times per year.
Credit risk represents the possibility that a loan customer or an investment’s underlying obligor may not perform in accordance with contractual terms. CNB manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for credit losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio. Such policies and systems are monitored by the Asset/Liability Committee of the Board and the Loan Committee of the Board, which both meet four times per year. The evaluation of the allowance for credit losses by CNB’s independent registered public accounting firm, which identified the allowance for credit losses as a critical audit matter, is also subject to review by the Audit Committee which meets quarterly.

Liquidity risk represents the inability of an entity to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. CNB has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include establishing contingent funding alternatives, and evaluation of the adequacy of on-hand and contingent liquidity resources compared to uninsured deposits. Such guidelines are monitored by the Management Asset/Liability Committee and by the Asset/Liability Committee of the Board.
Board of Directors Independence
Rule 5605 of the NASDAQ Market Place Rules (the “NASDAQ Listing Rules”) requires that independent directors compose a majority of a NASDAQ-listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a compensation committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company which is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
The Board consults with outside legal counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.
Consistent with these considerations, the Board has affirmatively determined that all of its continuing directors, including the nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Messrs. Peduzzi and Olson. In making this determination, the Board found that none of the directors, other than Messrs. Peduzzi and Olson, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Messrs. Peduzzi and Olson, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Peduzzi, President and Chief Executive Officer, and Mr. Olson, Special Advisor to the CEO and former ESSA executive officer, are not independent directors by virtue of their current or former employment with us. The Board also determined that each member of the Audit, CGN and Compensation Committees satisfies the independence standards for such committee members as established by the SEC and the NASDAQ Listing Rules, as applicable.
Meetings and Committees of the Board
The Board held eleven meetings during 2025. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served. All of the individuals then serving as directors attended the 2025 Annual Meeting of Shareholders.
The board of directors of CNB and CNB Bank have three standing joint committees that serve both CNB and CNB Bank, including the Audit Committee, the Executive Compensation and Personnel Committee, and the Corporate Governance/Nominating Committee. Director Jeffrey S. Powell is an ex-officio member of all Board committees if not otherwise named.
Audit Committee
The Audit Committee met four times in 2025. The Audit Committee appoints CNB’s independent registered public accounting firm, reviews and approves the audit plan and fee estimate of the independent registered public accounting firm, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, approves and evaluates the internal audit function, pre-approves all audit and any non-audit services, and reviews and approves the annual and quarterly financial statements. The Audit Committee also is responsible for reviewing and overseeing CNB’s privacy, information technology security and cybersecurity risk exposures. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities, at CNB’s expense. The members of the Audit Committee are Peter C. Varischetti (Committee Chairperson),

Daniel J. Henning, Michael Obi, Joel E. Peterson, Jeffrey S. Powell (Board Chairperson), and Nicholas N. Scott. The Board has a written charter for the Audit Committee’s activities, which is reviewed annually by the Audit Committee. The charter is available on CNB’s website at www.cnbbank.bank.
In the opinion of the Board, the members of the Audit Committee do not have a relationship with CNB or any of its affiliates that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is or has for the past three years been an employee of CNB or any of its affiliates; no immediate family members of any of them is or has for the past three years been an executive officer of CNB or any of its affiliates; and they otherwise meet the standards for independence required by NASDAQ.
The Board has also determined that Mr. Varischetti qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Mr. Varischetti is also an independent director.
The Audit Committee must pre-approve all permitted non-audit services performed by CNB’s external independent registered public accounting firm. The Audit Committee may delegate such authority to a subcommittee, provided that any decisions of the subcommittee are presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has submitted the following report (the “Audit Committee Report”) for inclusion in this Proxy Statement:
The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2025, and has discussed them with management. The Audit Committee has also discussed with Forvis Mazars, LLP, the Corporation's external independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 and by SEC rules. The Audit Committee has received the written disclosures and the letter from Forvis Mazars, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Forvis Mazars, LLP’s communications with the Audit Committee, and has discussed with Forvis Mazars, LLP their independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in CNB Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Submitted by the Audit Committee:

Peter C. Varischetti, Committee Chairperson	Daniel J. Henning	Michael Obi
Joel E. Peterson	Jeffrey S. Powell	Nicholas N. Scott
This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Exchange Act and shall not be deemed filed under the Exchange Act.
Executive Compensation and Personnel Committee
The Executive Compensation and Personnel Committee (the “ECC”) consists of the following independent directors as defined by NASDAQ rules: Michael Obi (Committee Chairperson), Jeffrey S. Powell (Board Chairperson), Nicholas N. Scott, Robert C. Selig, Jr., Francis X. Straub, III and Julie Young. The ECC met four times during 2025. See “Compensation Determination Process” for more information about the ECC.
Corporate Governance/Nominating Committee
The CGN Committee met two times during 2025. The CGN Committee consists of the following independent directors as defined by NASDAQ rules: Jeffrey Powell (Committee and Board Chairperson), Michael Obi, Joel E. Peterson, Deborah Dick Pontzer, and Richard B. Seager. The CGN Committee was established by resolution of the Board and recommends to the Board candidates for nomination for election to the Board.
CNB believes that the collective competence as reflected by the professional quality, focus and diversity of skills, relevant experience, and perspective of the Board have been a key driver of CNB’s success, and that the governance strength of the Board is a competitive advantage. The CGN Committee has the responsibility of reviewing and evaluating candidates for election or appointment to the Board, and strategically thinking about board refreshment and succession planning, rather than simply reacting to isolated retirements. In anticipating board vacancies and potentially adding new directors, the CGN Committee evaluates, among other things, the Board’ range of skills, education and experience, and diversity of professional backgrounds and expertise. In identifying candidates to join the Board, the CGN Committee solicits input from a variety of sources, including but not limited to existing directors, advisory board members in its banking divisions, executive and senior management members, third-party firms that specialize in identifying potential candidates, and formal expressions of interest by individuals that have been communicated to the CGN Committee. The CGN Committee will consider director candidates recommended by our shareholders. In the event of any such shareholder recommendations, the CGN Committee will evaluate the persons recommended in the same manner as other candidates. The CGN Committee will consider director candidates recommended by our shareholders. In the event of any such shareholder recommendations, the CGN Committee will evaluate the persons recommended in the same manner as other candidates. The CGN Committee will consider director candidates recommended by our shareholders. In the event of any such shareholder recommendations, the CGN Committee will evaluate the persons recommended in the same manner as other candidates.
Utilizing the process as discussed above and the selection criteria set forth below, the CGN Committee identifies a prospective candidate and then conducts an interview in order to further evaluate the individual’s qualifications as a prospective board member. Subsequent to the interview, the CGN Committee meets to determine whether to recommend the candidate to the Board for election or appointment. The Board, excluding all non-independent directors, either accepts or rejects the CGN Committee’s recommendation.
The CGN Committee utilizes various selection criteria to evaluate a candidate for election or appointment to the Board including, among others, requirements for directors set forth in CNB’s bylaws, and the following supplemental criteria:
1.A natural person of full age who need not be a resident of Pennsylvania.
2.Ability and willingness to commit time necessary to fulfill board and committee duties.
3.Strong interest in or familiarity with the financial services industry.
4.Successful career in a business or profession, or valuable community knowledge and perspective, suitable to CNB's business and community service plans.
5.Character and reputation.
6.Whether the candidate is “independent” under SEC and NASDAQ rules.
7.Provide expertise in an area needed for the Board.
No incumbent director may be nominated without approval of at least 25% of the existing directors and no person not then a director may be proposed for nomination without approval of at least two-thirds of the directors. CNB’s bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of CNB or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of CNB or the number of shares equal to $25,000 of market value.
A copy of the CGN Committee's charter is available on CNB’s website at www.cnbbank.bank.
Communications with Directors
Any shareholder who wishes to communicate with CNB's directors (or with any individual director) should send a letter to the directors as follows: ATTN: Corporate Secretary - Communication to Directors, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830. The Secretary will regularly forward all such correspondence to the directors.
Director Attendance at Annual Meetings
CNB typically schedules a meeting of the Board in conjunction with the annual meeting and expects that the members of the Board will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. All of the individuals then serving as directors attended the 2025 Annual Meeting of Shareholders in April 2025.
Director Education
CNB and the Board believe that continuing director education is essential to the Board’s performance and continued oversight of CNB and its business. In September 2025, the Board attended a formal training session related to the Bank Secrecy Act of 1970, Office of Foreign Assets Control requirements and anti-money laundering. In addition, periodic training sessions for the Board occur during regularly scheduled board and committee meetings, and during periodic board and management strategic planning sessions. Topics covered during these trainings in 2025 included information technology, information security, cybersecurity, SEC legal and regulatory updates, bank owned life insurance policies, and purchase accounting considerations. Finally, individual board members, at times, attend specialized industry conferences based on director responsibilities, their committee assignments, and other desired training needs to enhance their knowledge of the financial service industry and related governance.

Director Skills Summary
The Board brings diverse experience and perspectives to areas critical to CNB’s business. Their collective knowledge ensures appropriate management and risk oversight and supports CNB’s strategy of long-term sustainable shareholder value.

DIRECTORS
	Powell	Peduzzi	Henning	Obi	Olson	Peterson	Pontzer	Scott	Seager	Selig, Jr.	Straub	Varischetti	Young
Financial industry experience		X		X	X
CEO/business head	X	X	X	X	X	X			X	X	X	X
Business ethics		X		X	X	X	X	X		X		X	X
Technology/cybersecurity		X			X				X		X
Human capital management/compensation	X	X		X	X			X	X	X		X	X
Audit Committee financial expert												X
Mergers and acquisitions		X			X	X		X	X		X	X
Public company governance		X	X		X		X
Sales and marketing	X	X	X		X	X		X		X
Legal, legislative or regulatory		X			X		X					X	X
Corporate Responsibility Principles and Activities of the Corporation
CNB respects and values the responsibilities of CNB to act with integrity in a number of community-focused areas, including being reasonably environmentally considerate and avoiding discrimination of any investors, customers, or employees by promoting a company culture that reflects the communities CNB serves. In addition to the above-described board attributes, CNB emphasizes relevant governance principles and compliance considerations in strategic planning, human capital management and leadership development (which includes recruiting and retaining employees), and vendor management, as relationships with third parties represent critical connections to and extensions of the values, operating principles, and the commitment to legal and regulatory compliance of CNB.
Strategic Planning and Related Training
CNB has established a formal Strategic Plan, the framework of which has, as its foundation, the core values and principles that have been fundamental to CNB’s long-term success. These attributes include respect, integrity, accountability, leadership, professionalism, collaboration, client-focused, innovation, inclusion, and volunteerism. In establishing these core values and principles as the foundation upon which all other strategic objectives are anchored, CNB seeks to further develop and sustain a corporate culture with sensitivity to the entirety of CNB’s business and demographic footprint and environment in which it operates. The differences among the Board and employees, and its customers and community members, are respected and embraced to drive innovative products, services, and solutions that effectively meet the variety of needs among CNB’s broad group of stakeholders.
Human Capital Management and Leadership Development
CNB firmly believes in the importance of succession planning and, as such, has in place a formal succession planning process for all NEOs, members of the executive management team, and regional presidents. The succession plan was successfully utilized in 2024 after the resignation of a NEO, resulting in a seamless transition of related areas of responsibility to other members of the Senior Management within CNB. A critical factor of CNB’s succession plan is the training and development of its management team to create a strong internal pipeline of talent to produce the future leaders of CNB. CNB’s succession planning process is further strengthened by the Corporation's presence in diversified markets that lead to opportunities to attract and retain talent with broad-based skills and experiences.
CNB is dedicated to recognizing the unique contribution of each employee and is committed to supporting a workplace that understands, accepts and values the similarities and differences between individuals. CNB’s key human capital management objectives are to recruit, hire, develop and promote a deeply and broadly experienced employee team that collectively translates into an exceptional workforce committed to fostering, promoting, preserving, and reflecting the entire spectrum of CNB’s communities and culture, while successfully executing CNB’s business strategies and exemplifying its corporate values. To support these objectives, CNB’s Employee Experience processes and programs are designed and operated to:

•Attract and develop talented employees, specifically skilled for their position, from across the spectrum of professional experience, life experience, socio-economic background, and geographic representation;
•Prepare all members of CNB's team for critical roles and leadership positions both now and the future, in serving as employees and valuable community members;
•Reward and support employees fairly and without discrimination based on successful performance and through competitive pay and benefit programs;
•Enhance CNB’s culture through efforts to better understand, foster, promote, and preserve a culture in alignment with our core values; and
•Evolve and invest in technology, tools, and resources to better support employees of varying skills and backgrounds at work.
To monitor changes in CNB’s employee and management groups relative to both composition and growth, CNB uses, among other tools, recurring management and employee surveys, profile analyses, third-party compensation surveys, and summaries of year-over-year changes to the pools of employees and management within CNB’s various banking divisions and CNB as a whole, and utilizes the results to track progress and improve the effectiveness of CNB’s leadership development and workforce profile and personnel management practices.
CNB offers a robust range of training programs tailored to meet the needs of employees across all levels and departments. Through the CNB Academy, CNB’s learning management system, CNB delivers targeted learning solutions that empower employees to excel in their roles while advancing their professional growth. CNB’s training programs are designed to support a culture of continuous learning and career progression. From foundational skills in client interactions to advanced leadership development, employees are equipped with the tools and knowledge to succeed in their current roles and prepare for future opportunities. Career-focused programs like the Mentoring Program, Career Path Planning, Rising Professionals and CNB Leadership Institute enable employees to map and achieve their long-term aspirations. By aligning training programs with strategic planning, CNB ensures employees are empowered to deliver exceptional service and contribute to organizational success. Through CNB’s integrated approach, it builds a resilient, innovative workforce that is prepared to adapt to industry challenges and opportunities while upholding the core values that define its institution.
A critical measure is the opportunity for individuals from all professional and demographic backgrounds to advance into senior leadership positions. These leaders have a greater ability to drive innovation and change and provide CNB with financial services expertise to ensure CNB benefits from the active engagement and perspectives of all groups within its workforce and communities.
Community Involvement and Social Impacts
CNB serves as a cornerstone institution of both financial support and community service in the markets in which it serves. CNB is committed to strengthening these communities through the active volunteering of its employees. CNB’s employees actively participate in their local communities through volunteer activities in education, economic development, human and health services, and community reinvestment. During 2025, CNB’s employees collectively reported service of 32,421 hours in voluntary support to 1,374 organizations, with 74% of employees actively participating. Additionally, there were approximately $1.4 million in donations from both CNB, and employees through internal fundraising efforts, to community organizations and events within the communities CNB serves. To encourage employees to give back to their communities, CNB introduced the Volunteer Time Off Program, which provides employees with up to 16 hours of paid time off annually to volunteer for nonprofit organizations and local causes who may need volunteer assistance during typical weekday business hours. In 2025, the program was met with tremendous enthusiasm, with employees dedicating a collective total of 3,446 hours to volunteer service across the communities CNB serves. Importantly, employees contributed over nine times of additional volunteering hours of their own time beyond those hours covered by the Volunteer Time Off Program. From participating in local food drives to mentoring youth and supporting nonprofit initiatives, the program has helped strengthen CNB’s ties to its communities while fostering a culture of service among its team members. This initiative reflects CNB’s core values of giving back and making a meaningful difference in the lives of others.
CNB also promotes economic development through investments in community-strengthening initiatives, such as affordable housing and revitalization efforts. In 2024, CNB invested in two new projects that demonstrate its commitment in this area. Located in a distressed section of downtown Rochester, New York, CNB supported a project to rehabilitate four historic commercial buildings into a mixed-use community with four commercial spaces and eleven residential apartments through a combination of debt financing of $9.6 million and an equity investment of $4.1 million in historic tax credits generated by the project. The commercial space will be available at affordable rents to generate economic and small business opportunities particularly marketed towards local and minority/women-owned business enterprises. Additionally, in Parma, Ohio, CNB provided debt financing of $5.5 million and made an equity investment of $4.2 million in low-income housing tax credits to support a project to rehabilitate low-income senior housing facility, with 63 units. The project includes extensive improvements to make the facility more energy efficient and to increase the number of units that are handicap accessible.

CNB remains deeply committed to promoting financial wellbeing within its communities. Through a variety of initiatives, CNB aims to empower individuals with the knowledge and tools they need to achieve financial wellness. In 2025, CNB continued to expand its Financial Wellness Center, offering a robust series of free, publicly available online trainings that cover a wide range of basic finance topics, from budgeting basics to retirement planning. The series was expanded to support the financial education of small business owners and added personal finance courses on emergency savings, additional budgeting resources, and lowering debt. In 2025, CNB Bank partnered with ten schools to host five financial reality fairs for middle school and high school students, providing hands-on experiences to help them understand budgeting, saving, and preparing for unexpected expenses. In addition, the Small Business Essentials Fair was created and deployed to support small business owners to ensure they have the financial and educational resources for success. To support a broader financial education outreach, virtual lunch-and-learn sessions were offered on topics focusing on basic financial education, protecting seniors from fraud, and cyber security. These initiatives are a sample of the robust financial education programs that the bank offered in 2025 and reflect CNB’s dedication to fostering a financially informed and resilient community.
CNB continued to focus on increasing its outreach to those who have been traditionally underserved by the financial institution industry. Examples of some CNB’s key recent initiatives are outlined below.
•Introduced in 2025, CNB Bank’s Open Your Door Program is designed to help more individuals and families achieve the goal of homeownership. This program provides meaningful financial advantages, including low down payment options, flexible underwriting criteria, no private mortgage insurance requirements, waived processing and application fees, and a no‑closing‑cost option, all aimed at reducing barriers for qualified buyers. These features make the program a valuable resource for expanding access to affordable housing throughout our footprint.
•CNB Bank partners with GreenPath Financial Wellness, a national nonprofit with more than 60 years of experience providing trusted financial counseling and debt management support. Through this partnership, customers gain free access to certified financial counselors, personalized budgeting assistance, and expert guidance for managing credit card debt, housing challenges, and long‑term financial goals. GreenPath’s NFCC and HUD‑certified counselors offer confidential, one‑on‑one support to help individuals reduce financial stress, improve financial stability, and take control of their financial future.
•In 2025, CNB Bank's new financial education center and community banking office opened in downtown Erie, Pennsylvania. Located on Parade Street, this location provides financial education and accessible banking to underserved communities, promoting economic empowerment, and narrowing the wealth gap. This location was the first bank to open on Parade Street in over a decade.
•Launched in May 2023, Impressia Bank is CNB Bank’s sixth division and is dedicated to empowering women business owners and leaders. Headquartered in Buffalo, NY, with additional team members located in Ohio and Pennsylvania, Impressia Bank provides specialized services such as SBA and grant advisory services, wealth management, and private banking. Impressia’s mission is to close the gender funding gap and advance economic empowerment for women by offering innovative financial solutions, mentorship, and leadership development opportunities.
•BankOnBuffalo’s BankOnWheels initiative enhances financial inclusion by delivering banking services to underserved communities. By addressing disparities in access to financial resources, BankOnWheels empowers individuals and communities to fully participate in the economy. The first of its kind operated by any financial institution in Western New York, BankOnWheels is a full-service, yet fully mobile bank branch, which will enable the bank to deliver essential banking services to communities with little or no access to such services today. The BankOnWheels rotates between four locations in the cities of Buffalo and Niagara Falls, which are located in communities underserved by banks.
•In May 2023, CNB Bank launched the At Ease Program, tailored to meet the unique financial needs of veterans, active-duty service members, and their families. This program offers specialized benefits, including waived fees, free financial tools, and mobile banking services, reflecting our commitment to honoring and supporting the military community.
Environmental
CNB is focused on respecting the balance between company operations and a reasonable awareness for environmental issues, and continues to evaluate opportunities to sustain an appropriate environmental consciousness through both existing programs and new initiatives in administering its business practices. In larger facilities, CNB conserves energy through the use of building energy management systems. In new construction and renovations, like the regional headquarters for Ridge View Bank, a division of CNB Bank, CNB incorporates high-efficiency mechanical equipment, LED lighting, and modern building techniques to reduce our carbon footprint and to obtain Green Globe certification wherever possible.
Services like mobile and online banking, remote deposit capture, electronic loan payments, electronic account statements and combined statements enable CNB to support our customers in their efforts to consume less fuel and paper. CNB continues to digitize loan origination and deposit account opening processes, reducing trips to the bank and paper documents for our customers.
Cybersecurity
Given the critical nature of data privacy and cybersecurity, CNB maintains robust processes for assessing, identifying, and managing material risks from cybersecurity threats.
Information Technology, and the Vice President of Information Security. The IT Committee assists the boards of directors of CNB and CNB Bank in fulfilling their respective governance responsibilities for CNB’s information technology and related data security infrastructure under relevant regulatory safety and soundness requirements. Management reports on cybersecurity matters regularly to the Board, primarily through the Audit Committee and IT Committee, including an annual report regarding specific risks and mitigation efforts within CNB Bank and a three-year cybersecurity threat assessment conducted by third-party experts. In addition, cybersecurity training is provided to the full Board to educate directors on the current cyber threat environment and measures companies can take to mitigate risk and impact of cyber attacks. Several members of the Board have cybersecurity awareness from both their own business interests and operations, as well as experience serving on CNB’s boards and committees. Please see CNB’s Annual Report on Form 10-K for the year ended December 31, 2025 for more information on CNB’s processes and procedures for addressing and managing cybersecurity risks.

COMPENSATION OF DIRECTORS
The ECC believes appropriate compensation is critical to attracting, retaining, and motivating the Board. The ECC is responsible for reviewing and recommending the director’s compensation to the Board. The ECC regularly reviews director fees for non-employee directors and considers market analyses provided by a third-party compensation consultant.
2025 Director Fee Schedule
The table below summarizes the compensation structure for non-employee directors in 2025. As CNB’s sole full-time employee director, Michael D. Peduzzi, President and CEO, does not receive additional compensation for his service on the Board beyond his executive compensation.

Meeting/Committee Description	Fee ($)	Frequency
Board Meeting – CNB Financial Corporation	600	Per meeting
Board Meeting – CNB Bank	600	Per meeting
Retainer – CNB Financial Corporation	1,458	Monthly
Retainer – CNB Bank	1,458	Monthly
Committee Meeting	500	Attendance dependent
Committee Chairs	600	Attendance dependent
Retainer – Chairperson of the Board – CNB Financial Corporation	2,550	Monthly
Retainer – Chairperson of the Board – CNB Bank	2,550	Monthly
Retainer – Audit Committee Chair	2,125	Quarterly
Retainer – Executive Compensation and Personnel Committee Chair	1,250	Quarterly
Retainer – Corporate Governance/Nominating Committee Chair	1,250	Quarterly
Annual Meeting	600	Annual
Non-routine Director Work Including External Training (subject to ECC approval)	1,000	Per full day
CNB also annually grants each non-employee director shares of common stock in an amount to be determined each year. For 2025, the volume of shares to be awarded was established on January 31, 2025 at a total award value of $35,000 on that date. Based on the closing stock price of $25.30 on January 31, 2025, this resulted in 1,383 shares being awarded to each non-employee director. The shares were subsequently granted on May 14, 2025, resulting in a grant-date value of $31,574 based on the closing stock price of $22.83 on such date. The shares were fully vested as of December 31, 2025. Additionally, Mr. Olson, who joined the Board following the acquisition of ESSA in July 2025, received a common stock award on August 6, 2025, of 1,570 shares, with a value equal to $34,980, which was also fully vested as of December 31, 2025.

2025 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Jeffrey S. Powell	124,900	31,574	156,474
Daniel J. Henning (3)	21,083	—	21,083
Michael Obi	61,800	31,574	93,374
Gary S. Olson (3)	20,583	34,980	55,563
Joel E. Peterson	54,400	31,574	85,974
Deborah Dick Pontzer	55,700	31,574	87,274
Nicholas N. Scott	57,400	31,574	88,974
Richard B. Seager	53,300	31,574	84,874
Robert C. Selig, Jr. (3)	17,883	—	17,883
Francis X. Straub, III	55,800	31,574	87,374
Peter C. Varischetti	61,200	31,574	92,774
Julie Young	57,400	31,574	88,974
(1) Includes amounts deferred at the election of the director pursuant to the Deferred Compensation Plan for Non-Employee Directors.
(2) Total stock award value computed using the closing price on the date of the award ($22.83 as of May 14, 2025) multiplied by the number of shares awarded (1,383 shares), for all directors except Mr. Olson, whose total stock award value was computed using the closing price on the date of his award ($22.28 as of August 6, 2025) multiplied by the number of shares awarded (1,570 shares).
(3) Messrs. Henning, Olson, and Selig, Jr were appointed to the Board, effective as of the date of the merger of ESSA and CNB, July 23, 2025.
Stock Ownership Policy
The Board believes that directors must have a meaningful ownership of CNB to further align their interests and actions with the interests of CNB’s shareholders. CNB’s bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of CNB common stock or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. The Board has adopted stock ownership guidelines (the “Director Stock Ownership Guidelines”) for CNB and CNB Bank directors to enhance director stock ownership. Before the third anniversary of the director’s first election to the Board, the director must at least own the lesser of 2,500 unencumbered shares of common stock of CNB or the number of shares equal to $25,000 of market value. By the fifth anniversary of a director joining the Board, the director must own and sustain the number of shares of CNB common stock with a market value equal to 500% or more of the director’s annual retainer for serving on both the CNB Bank and CNB boards of directors. Compliance with the Director Stock Ownership Guidelines is monitored and periodically reported to the ECC and the Board by CNB’s President and CEO.
Deferred Compensation Plan and Survivor Benefit Plan for Non-Employee Directors
CNB has established a deferred compensation plan for its non-employee directors that allows each director to defer receipt of up to 100% of their director compensation. Amounts deferred are credited to a bookkeeping account established in the name of the director and may be notionally invested by the director among a portfolio of investment funds. Any appreciation or depreciation in a director’s bookkeeping account value will reflect the performance of the underlying investments. No above-market earnings accrue under this plan. All amounts deferred under the deferred compensation plan are unfunded and represent a general liability of CNB and CNB Bank. Deferred compensation is structured so that it could serve as a funding source for a Rabbi trust. Amounts credited to a non-employee director’s deferred compensation account will be distributed upon the non-employee director’s normal retirement, death, or disability in the form of a lump sum or annuity, as elected by the director. Amounts deferred and earnings thereon are not subject to federal individual income tax until distributed to the non-employee director. Accounting treatment for this plan is subject to the ASC Topic 718.
CNB has also established a Survivor Benefit Plan for the benefit of non-employee directors. Under the Survivor Benefit Plan, each non-employee director may designate a beneficiary (or beneficiaries) who will be entitled to receive a $150,000 death benefit either (i) upon the non-employee director’s death while serving as a director of CNB or (ii) in the case of a non-employee director who has served as a director of CNB for ten or more years (or attain age 70 while serving as a director), upon such non-employee director’s death after their termination of board service. The Survivor Benefit Plan is an unfunded plan for tax and ERISA purposes, and all obligations arising under the plan are payable from the general assets of CNB.

2026 Director Fee Schedule
A compensation analysis, including a peer group comparison, was completed in 2025, the goal of which was to evaluate our non-employee directors’ compensation against our peer group to ensure CNB’s compensation practices for our non-employee directors is consistent with companies our size. In February 2026, the Board, based on the recommendation of the ECC with input from its independent compensation consultant, approved a change to our non-employee directors’ compensation to better align with CNB’s peers. Beginning with 2026, our non-employee directors will receive an annual cash retainer and an annual equity grant and will no longer receive fees for attending board or committee meetings. The non-employee director fees approved for 2026 is set forth in the table below.

Board of Directors Role	Annual Retainer ($)	Annual Equity Award ($)
Board Director	47,000	50,000
Board Chairperson	83,000
Committee Chairs
Audit Committee	28,000
Executive Compensation and Personnel Committee	23,000
Corporate Governance/Nominating Committee	23,000
Asset/Liability Committee	23,000
IT Committee	23,000
Committee Membership
Member of 4 Committees of the Board	16,000
Member of 3 Committees of the Board	13,000
Member of 2 Committees of the Board	10,000

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers, who are appointed annually by the Board:
CNB Financial Corporation:

Name	Age as of February 23, 2026	Title
Michael D. Peduzzi	60	President and Chief Executive Officer
Tito L. Lima	61	Senior Executive V.P., Chief Financial Officer and Treasurer
Anna K. "Katie" Andersen	45	Secretary
Leanne D. Kassab	58	Assistant Secretary
CNB Bank:

Name	Age as of February 23, 2026	Title
Michael D. Peduzzi	60	President and Chief Executive Officer
Tito L. Lima	61	Senior Executive V.P., Chief Financial Officer
Martin T. Griffith	63	Senior Executive V.P., Chief Revenue Officer
Leanne D. Kassab	58	Senior Executive V.P., Chief Experience Officer
Michael J. Noah	51	Executive V.P., Chief Operating Officer
Angela D. Wilcoxson	55	Executive V.P., Chief Commercial Banking Officer
Gregory M. Dixon	48	Executive V.P., Chief Credit Officer
Darryl P. Koch	40	Executive V.P., Chief Information Technology & Security Officer
Heather J. Koptchak	41	Executive V.P., Chief Employee Resources Officer
Robin W. Mink	63	Executive V.P., Chief Treasury Management Officer
Steven R. Shilling	55	Executive V.P., Chief Wealth Management Officer
Anna K. "Katie" Andersen	45	Senior V.P., Chief Risk Officer
Kylie L. Graham	35	Senior V.P., Director of Operations
Carla M. Higgins	47	Senior V.P., of Strategic Project Management
Provided below is biographical information for each of our executive officers, other than Mr. Peduzzi, who also serves as director of the Corporation. For information regarding Mr. Peduzzi, see the preceding section in this Proxy Statement titled “Proposal 1. Election of Directors.”
Tito L. Lima has over 35 years of experience in various areas of banking. Prior to joining CNB in July 2019, he served as Executive Vice President and Chief Financial Officer at NexTier Bank, N.A. from 2015 through June 2019. Prior to joining NexTier Bank, N.A. Mr. Lima served as Executive Vice President of Finance for National Penn Bancshares from 2013 to 2015. Mr. Lima graduated from the Robert Morris University with a Bachelor of Science degree in Finance.
Martin T. Griffith has over 30 years of experience in various areas of banking. Prior to joining CNB Bank in 2016, he was employed for the prior 16 years with Five Star Bank in Western New York, serving in the roles of SVP/Retail Banking Executive, SVP/Commercial Banking and Regional President. Mr. Griffith graduated from Ithaca College with a Bachelor of Science degree in Business Administration and has a degree from the Graduate School of Banking at the University of Wisconsin.
Leanne D. Kassab joined the marketing team at CNB Bank in 1996 and has held various roles, including EVP of Client Experience, before transitioning to her current role in 2021. Ms. Kassab graduated from Indiana University of Pennsylvania with a Bachelor of Science in Marketing. She graduated with honors from the American Bankers Association (“ABA”) Bank Marketing School, the Pennsylvania Bankers Advanced School of Banking and the Pennsylvania Bankers Commercial Lending School. She was awarded the Certified Financial Marketing Professional (CFMP) designation from the Institute of Certified Bankers (ICB) and serves as a national ABA Bank Marketing Conference Advisory Board member.

Michael J. Noah has over 25 years of experience across various areas of banking and currently serves as Chief Operating Officer of CNB Bank and Regional President of BankOnBuffalo. Mr. Noah joined CNB Bank in 2017 and was promoted to President of BankOnBuffalo in 2021 and Chief Operating Officer of CNB Bank in 2024. Mr. Noah has served on various boards within the community and is currently the Treasurer of Read to Succeed Buffalo. Mr. Noah holds a Bachelor of Science degree in Economics & Management Science from Cortland College.
Angela D. Wilcoxson joined CNB Bank in 2020 as Executive Vice President, Commercial Banking and has served as the Chief Commercial Banking Officer since January 1, 2022. Ms. Wilcoxson has over 30 years of experience in various areas of commercial banking and credit underwriting and previously served as Senior Vice President, Business Banking Team Leader of Northeast Ohio at KeyBank. Ms. Wilcoxson has served and continues to serve on various boards within the community. Ms. Wilcoxson holds a Bachelor of Business Administration degree in Finance from Kent State University and a Master of Arts in Applied Biblical Studies from Moody Bible Institute.
Gregory M. Dixon has been with CNB Bank since 2003 and has served in various capacities, with the most recent being Senior Credit Officer. Mr. Dixon has served and continues to serve on various boards within the community. Mr. Dixon holds a Bachelor of Science degree in Accounting from Indiana University of Pennsylvania. He is a graduate of the American Bankers Association Stonier Graduate School of Banking and a graduate of the Pennsylvania Bankers Association School of Commercial Lending.
Darryl P. Koch has over 20 years of experience in the field of information technology and security. Prior joining CNB Bank in 2019, Mr. Koch operated an information technology consulting business, which provides him with a depth and breadth of experience in the numerous technology, cybersecurity, and information security considerations impacting businesses and individuals. Mr. Koch holds a Bachelor of Science in Information Technology & Security and Master of Science in Information Security & Assurance from Western Governors University. In addition, he has obtained numerous relevant certifications, including Certified Ethical Hacker, Computer Hacking Forensic Investigator, Cisco CCNP, and Microsoft MCSA.
Heather J. Koptchak has been with CNB Bank since 2004, rising through the organization in various progressively significant roles starting as a Universal Associate to her current role as Chief Employee Resources Officer for CNB Bank. She serves on various nonprofit boards and volunteers within the community. Ms. Koptchak holds an Associate of Science in Business Administration from Pennsylvania State University and is a Certified Society of Human Resource Management (SHRM-CP) professional. Mrs. Koptchak also graduated from the Graduate School of Banking, Human Resources Management School, PA Bankers, and Advanced School of Banking.
Robin W. Mink joined CNB Bank in 2017 to develop and oversee the treasury management product and sales strategy for CNB. She has over 30 years of experience in treasury management as both a banker and corporate finance practitioner having served as Corporate Cash Manager at both Cardinal Health and Safelite Autoglass prior to her role as Senior Vice President, Treasury Management Market Executive for PNC Bank. Ms. Mink is a graduate of Otterbein University and holds the Certified Treasury Professional credential (CTP).
Steven R. Shilling has over 30 years of experience in wealth management and private banking. Prior to joining CNB Bank in 2015, he served as a Senior Vice President in leadership roles with Huntington Wealth Advisors, National City Private Client Services and the Bank of America Private Bank. He graduated summa cum laude with a Bachelor of Arts degree in Economics from Grove City College and received a Master of Business Administration degree from the Fuqua School of Business at Duke University.
Anna K. “Katie” Andersen joined CNB Bank in 2020 as the Vice President of Compliance before transitioning to her current role as Senior Vice President, Chief Risk Officer in 2023. Prior to joining CNB, she held various banking positions in the Washington, D.C. metropolitan area. Ms. Andersen holds a Bachelor of Arts degree in Business Management from Gettysburg College. She is a graduate of the American Bankers Association Stonier Graduate School of Banking and has been awarded the Certified Regulatory Compliance Manager (CRCM) designation from the American Bankers Association.
Kylie L. Graham has been with CNB Bank since 2012 serving in various roles encompassing regulatory compliance, risk management, and operations management, and served as CNB Bank’s Compliance Officer prior to transitioning to her current role as Senior V.P., Director of Operations. Ms. Graham graduated summa cum laude with a Bachelor of Science in Business Administration and Finance from Slippery Rock University, is a 2023 graduate of the American Bankers Association's Stonier Graduate School of Banking and Wharton Leadership Executive Program, and serves on Board of Directors of the Pennsylvania Bankers Association Public Affairs Committee.

Carla M. Higgins is the Senior Vice President of Strategic Project Management at CNB Bank, overseeing the collective development and execution of CNB Bank's strategic initiatives and goals. Since 2006, she has progressed through key roles in retail management, commercial lending, quality assurance, digital banking, and employee & client experience. In her current role, Ms. Higgins works directly with CNB's Chief Executive Officer, fellow members of Senior Management, and the Board of Directors to promote CNB's strategic success. She is an MBA graduate of Gannon University, with a Business Administration undergraduate degree from Edinboro University. Carla is also a 2024 graduate of the ABA Stonier Graduate School of Banking/Wharton Leadership Program, and she presently serves as an Authority Board Member of the Erie (PA) Community Revitalization and Improvement Zone.

COMPENSATION DISCUSSION AND ANALYSIS
This discussion and analysis is focused on CNB’s NEOs and summarizes the philosophy, strategy and major details of CNB’s approach to compensating its NEOs. CNB’s NEOs for the year ending December 31, 2025, are as follows:
•Michael D. Peduzzi – President and Chief Executive Officer of CNB and CNB Bank
•Tito L. Lima – Senior Executive Vice President, Chief Financial Officer and Treasurer of CNB and CNB Bank
•Martin T. Griffith – Senior Executive Vice President and Chief Revenue Officer of CNB Bank
•Michael J. Noah – Executive V.P., Chief Operating Officer of CNB Bank
•Angela D. Wilcoxson - Executive Vice President, Chief Commercial Banking Officer of CNB Bank
Financial and Operational Highlights
2025 was a historically significant year for CNB, as the acquisition of ESSA was completed in the third quarter. The acquisition was complementary to CNB's continued core strategic elements which collectively focus on executing its long-term objectives as reflected in the highlights below.
•Net income available to common shareholders (“earnings”) was $61.8 million, or $2.49 per diluted share, for the twelve months ended December 31, 2025, compared to earnings of $50.3 million, or $2.39 per diluted share, for the twelve months ended December 31, 2024. Excluding after-tax merger and integration costs ("merger transaction related expenses") related to the CNB’s acquisition of ESSA, adjusted earnings were $73.4 million, or $2.95 per diluted share, for the year ended December 31, 2025, reflecting an increase of $23.2 million, or 46.06%, and $0.56 per diluted share, or 23.43%, compared to earnings of $50.3 million, or $2.39 per diluted share, for the year ended December 31, 2024.1 The year-over-year increase was driven primarily by the contribution from the ESSA acquisition and higher net interest income, partially offset by an increase in non-interest expense;
•CNB's efficiency ratio was 67.64% for the year ended December 31, 2025, and 66.35% on a fully tax-equivalent basis.1 Excluding merger and integration costs, the efficiency ratio on a fully tax-equivalent basis was 61.49% for the year ended December 31, 2025, compared to 65.47% for the year ended December 31, 2024.1 The year-over-year decrease was primarily driven by higher net interest income, partially offset by higher non-interest expense, and also reflected the anticipated economies-of-scale operational efficiencies resulting from the ESSA acquisition.
•On August 13, 2024, as part of its overall capital management strategy, CNB increased the dividend per common share from $0.175 per quarter to $0.18 per quarter, resulting in a dividend per common share of $0.72 for the full-year 2025, compared to $0.71 for the prior year;
•Book value per common share was $27.63 at December 31, 2025, reflecting an increase of $1.29 or 4.90% from $26.34 at December 31, 2024. A key objective for CNB is to strive for a meaningful annual increase in shareholder value. The increase in book value per common share, when comparing December 31, 2025 to December 31, 2024, was primarily due to a $43.6 million increase in retained earnings over the twelve months ended December 31, 2025, and $12.9 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the CNB’s available-for-sale investment portfolio for the past twelve months, and partially offset by number of common shares outstanding increasing as a result of the issuance of 8.4 million common shares as consideration for the ESSA acquisition;
•At December 31, 2025, loans totaled $6.4 billion, excluding $70.8 million in syndicated loans, which is an increase of $1.9 billion, or 41.82%, compared to the balance as of December 31, 2024. Excluding $1.7 billion in loans, net of estimated purchase accounting fair value adjustments, acquired in the ESSA acquisition, organic loan growth for the full year was $218.8 million, or an increase of 4.83%, compared to December 31, 2024. The year-over-year growth in loans was primarily driven by growth in the Ridge View Bank, BankOnBuffalo, and legacy CNB Bank and ERIEBANK markets and loan activity in CNB Bank's Private Banking division, partially offset by the sale of certain commercial real estate loans of approximately $44.3 million throughout the Corporation's various markets;
•At December 31, 2025, total deposits were $7.0 billion. Excluding $1.5 billion in deposits, net of estimated purchase accounting fair value adjustments, assumed in the ESSA acquisition and including $88.1 million in deposits classified as held for sale, total deposits increased $288.1 million, or 5.36%, compared to December 31, 2024.1 The $88.1 million in deposits classified as held for sale as of December 31, 2025 are associated with a planned sale of certain customer deposit accounts that are part of a broader strategic initiative to optimize the Corporation’s branch and market footprint following the ESSA acquisition;

•At December 31, 2025, the total estimated uninsured deposits for CNB Bank were approximately $2.0 billion, or approximately 28.13% of total CNB Bank deposits. When excluding $18.4 million of affiliate company deposits and $680.4 million of pledged-investment collateralized deposits, adjusted total estimated uninsured deposits as of December 31, 2025 were approximately $1.3 billion, or approximately 18.33% of total CNB Bank deposits;
•At December 31, 2025, CNB had $441.5 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with collective contingent liquidity resources of $6.7 billion including (i) available borrowing capacity from the Federal Home Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, resulted in the total available liquidity sources for the Corporation as of December 31, 2025, which were approximately 5.4 times the estimated amount of adjusted uninsured deposit balances discussed above;
▪At December 31, 2025, CNB had $164.0 million outstanding in short-term borrowings compared to no outstanding short-term borrowings as of December 31, 2024. The increase in short-term borrowings at December 31, 2025 compared to December 31, 2024 was attributable to borrowings assumed with the ESSA acquisition;
•The Corporation's Return on Average Assets and Return on Average Equity (“ROE”) of 0.93% and 9.14%, respectively, were equal to and lower for the twelve months ended December 31, 2025, compared to the same measures of 0.93% and 9.21%, respectively, for the twelve months ended December 31, 2024. The decline in CNB's return on equity for the twelve months ended December 31, 2025 was impacted in by the increase in shares outstanding as a result of the ESSA acquisition as well as higher non-interest expenses, including $13.8 million in Merger and integration expense, partially offset by higher net interest income and non-interest income, which was positively impacted by the ESSA acquisition.
(1) Financial and Operational Highlights contains references to certain financial measures that are not defined by U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is presented in Appendix A.
Say-on-Pay Results and Shareholder Outreach
At the 2025 Annual Meeting of Shareholders, 14,525,511 shares, or 94.6% of votes cast, voted to approve, on an advisory basis, the compensation paid to the Corporation’s NEOs as disclosed in the Corporation’s joint proxy statement/prospectus for that annual meeting. The ECC considered this affirmative feedback during 2025 when reviewing and determining our executive pay program and policies. The Corporation currently has an annual say-on-pay vote on an advisory basis. The Board is recommending that shareholders again approve an annual say-on-pay vote, as described in the section titled “Proposal 2. Advisory Vote on Executive Compensation”, and “Proposal 3. Advisory Vote on the Frequency of the Vote on Executive Compensation”.
Prior to the 2026 Annual Meeting of Shareholders, as directed by the Board, the Corporation conducted an institutional shareholder outreach program to the largest shareholders. CNB directly contacted shareholders representing approximately 48.13% of all outstanding shares and approximately 76% of shares that were institutionally held. Four institutional shareholders, collectively owning 10.23% of shares outstanding, responded to the Corporation’s request for a discussion on corporate governance topics in general, while seven other investors, owning a collective 18.53% of shares outstanding, responded that a call is not needed at this time. Participants on the calls were Mr. Peduzzi and Mr. Lima, both of whom found the calls helpful to better understand the priorities and perspectives of some of our larger institutional shareholders, and shared the insights obtained with the Board.

Compensation Philosophy
The ECC oversees CNB’s executive compensation philosophy, programs, and pay decisions for its executive officers.
The ECC’s expectation is that CNB’s executive management team should drive performance, produce appropriate returns and enhance value for shareholders. CNB targets its executive compensation program to be within a reasonable range of the median pay of financial institutions of similar size, region, and complexity (“Market Median”). CNB’s program is designed to provide variable incentives that will reward performance.
Compensation Objectives
The primary objectives of CNB’s executive compensation program are to:
•Attract, retain, and motivate key executives to drive strong operating performance and enhance shareholder value;
•Align the financial interests of the NEOs with those of CNB’s shareholders through incentive-based compensation with key elements tied to meaningful NEO performance targets that are important to CNB's shareholders; and
•Provide a total compensation program that recognizes individual contributions and supports overall business results.
The table below illustrates how CNB designed its executive compensation program to reflect these compensation objectives:

Key Objectives	How our Compensation Program Supports this Objective
Attract, retain, and motivate key executives to enhance shareholder value
•Provides competitive total compensation opportunities that target pay within a reasonable range of the Market Median (for meeting performance targets) with the ability to pay above market for driving superior results (or below market for sub-par performance)
•Encourages retention of NEOs through long-term incentive awards that include multi-year vesting conditions

Align the financial interests of the NEOs with those of CNB's shareholders through relevant incentive-based compensation elements
•Provides incentives aligned with CNB’s strategic business plan, motivating performance that supports shareholder interests and drives long term value creation
•Requires stock ownership through stock ownership guidelines

Provide a total compensation program that recognizes individual contributions and supports overall business results
•Uses a balanced scorecard approach for incentives to link day-to-day business decisions and execution of strategic plans and incentive payouts
•Incorporate risk-mitigating factors into the incentive program to discourage taking undue risk

Compensation Elements
CNB's executive compensation program is designed to be simple, straightforward, and fair, and consists of the following elements:
•Base salary;
•Annual incentives;
•Long-term incentives (equity); and
•Benefits.
Target Pay and Mix for Compensation Elements
The ECC reviews both total compensation and each element of compensation when making pay decisions and recommendations to the Board. In allocating compensation across these pay elements, CNB’s program is designed to balance fixed and variable pay, cash and equity, short- and long-term performance, absolute and relative performance, and corporate strategic goals and shareholder interests.

This balanced approach helps mitigate the influence of any single element of compensation that might drive excessive risk-taking.
Compensation Highlights
Summarized below are highlights with respect to our executive compensation program in 2025:
•Measured absolute performance in CNB’s annual short-term incentives using a team-based approach with four common performance goals included in the scorecard for all NEOs, except for Mr. Peduzzi, who has one additional performance goal;
•Continued to provide a significant portion of executive compensation in incentive-based pay (ensuring a pay-for-performance alignment);
•Used a long-term incentive program combining time-based and performance-based awards to drive sustained shareholder value creation and strengthen alignment with shareholders;
•With the assistance of an independent consultant, reviewed CNB’s executive compensation program to validate its effectiveness;
•Continued to maintain a clawback policy;
•Continued to require executives to meet or make reasonable progress toward achieving stock ownership guidelines; and
•Retained risk mitigation features, such as using balanced performance metrics and an overall risk modifier based on credit quality metrics.
Compensation Determination Process
The Role of the ECC
The ECC is composed of six independent directors (as defined by the NASDAQ independence standards) selected from the Board.
The ECC has overall responsibility for reviewing, establishing, and administering the policies that govern CNB’s executive compensation program. It determines the compensation of the NEOs and such determinations are submitted to the Board for ratification. In discharging these responsibilities, the ECC seeks to maintain a position of both independence and alignment in balancing the interests of CNB’s shareholders with those of the NEOs. The ECC also seeks to evaluate the reasonableness of the NEO’s compensation with regard to equity relative to internal peers, external peers and market value measures. The ECC has not delegated any of its responsibilities to individual members of the ECC or to a subcommittee of the ECC, although it has the discretion to do so.
The ECC has a charter, a copy of which is available on CNB’s website at www.cnbbank.bank. The ECC meets regularly to address compensation matters, conducts executive sessions without management, and considers inputs from its independent third-party compensation consultant.
The Role of the Compensation Consultant
The ECC has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the scope of the consulting engagement. The ECC has direct access to outside advisors and consultants throughout the year.
In 2025, the ECC engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm specializing in executive and board compensation matters and related governance issues. The ECC has used Meridian as the external compensation consultant for several consecutive years, ensuring consistent measurement and monitoring of CNB’s executive compensation program and following up on the implementation of prior-year initiatives. Meridian worked with the ECC to conduct executive and board compensation benchmarking, review market trends and best practices, and evaluate base salaries and performance-based short- and long-term incentives for CNB’s executives. Meridian reported directly to the ECC and carried out its assigned responsibilities. After careful review, the ECC determined that Meridian satisfies the NASDAQ independence standards and identified no conflicts of interest in relation to the scope of its services to CNB and the ECC.
The Role of Management
At the request of the ECC, the CEO and other executive officers may be present at ECC meetings for discussion purposes. None of the CEO or other executive officers, however, may be present during any deliberations or votes concerning their respective compensation. The CEO and other executive officers are not involved in the ECC's decisions, nor do they have a vote on any matters brought before the ECC.

The ECC solicits the recommendations of CNB’s President and CEO regarding the performance and compensation of the other NEOs. Ultimately, however, the ECC determines each NEO’s compensation. To determine the remuneration of the President and CEO, the ECC considers benchmarking studies and best practices from Meridian, as well as internally developed goals from the Board to align the President and CEO’s performance with CNB’s strategic initiatives.
Competitive Benchmarking
Each year, the ECC reviews competitive market data and conducts a comprehensive compensation assessment. To assist in making compensation decisions, the ECC engaged Meridian to conduct a comprehensive benchmarking study of CNB’s executive compensation program. An updated version of Meridian’s annual market compensation analysis served as a reference and key input for the ECC to set 2025 executive compensation levels, establish the NEO short- and long-term incentive program, and assess the historical pay-for-performance relationship. In addition, the benchmarking study provided the ECC with an independent and objective evaluation of each compensation element and the total target pay relative to market and peer practices, including an assessment of pay mix and pay-for-performance alignment.
In developing a market reference for its compensation review, Meridian used data from the (i) proxy statements of a peer group comprised of 20 exchange-traded financial corporations and (ii) published financial services industry compensation surveys. Meridian developed the peer group using objective parameters that reflect financial corporations of similar size (assets between half to twice CNB’s asset size when the peer group was developed), geographic region, and business model. The ECC reviewed and approved the peer group as developed and recommended by Meridian. The peer group is annually reviewed and updated as appropriate since the comparable financial corporations may change depending on acquisitions with other institutions that occur between annual analyses and any notable changes to the business focus of CNB or the peer institutions. Overall, the goal is to have 15 to 25 comparative financial corporations that approximate CNB’s asset size and region and provide a market perspective for NEO total compensation.

The following 20 financial corporations comprised the peer group used for 2025 competitive benchmarking:

Peer Group Company	Ticker Symbol
Park National Corporation	PRK
S&T Bancorp, Inc.	STBA
Peoples Bancorp Inc. (1)	PEBO
Premier Financial Corp.(2)	PFC
Stock Yards Bancorp, Inc.	SYBT
Tompkins Financial Corporation	TMP
Univest Financial Corporation	UVSP
City Holding Company	CHCO
Financial Institutions, Inc.	FISI
Community Trust Bancorp, Inc.	CTBI
Shore Bancshares, Inc.	SHBI
Mid Penn Bancorp, Inc.	MPB
Farmers National Banc Corp.	FMNB
Carter Bankshares, Inc.	CARE
Arrow Financial Corporation	AROW
Primis Financial Corp.	FRST
Civista Bancshares, Inc.	CIVB
Burke & Herbert Financial Services Corp.	BHRB
Peoples Financial Services Corp.	PFIS
MVB Financial Corp.	MVBF
(1) Peoples Bancorp Inc. was acquired by Cornerstone Capital Bancorp, Inc on March 2, 2026. The information for the peer benchmarking utilized reporting periods prior to the acquisition date and was not impacted by the acquisition.
(2) Premier Financial Corp. was acquired by WesBanco, Inc., Inc on February 28, 2025. The information for the peer benchmarking utilized reporting periods prior to the acquisition date and was not impacted by the acquisition.

2025 Compensation Program and Pay Decisions
CNB’s compensation program consists of four elements: base salary, annual or short-term incentives, long-term incentives (equity), and benefits. The following section summarizes the role of each element, how decisions are made, and 2025 pay decisions for our NEOs.
Base Salary
CNB believes that a competitive base salary is essential to recruiting and retaining its NEOs. To that end, CNB aims to provide competitive fixed pay (base salary) commensurate with the NEO’s role and contributions.
The ECC uses benchmark data from Meridian as a reference when setting each NEO’s base salary. The ECC targets a range around the Market Median but considers each NEO’s specific role with CNB, which may differ from similar positions at peers, as well as the respective NEO’s experience, contribution, and performance.
Close to each calendar year end, the ECC meets, reviews, and sets each NEO’s base salary for the following calendar year to reflect competitive market conditions, individual experience, expertise, and performance. The ECC considers input from the President and CEO when setting the base salaries of the other NEOs, but is solely responsible for determining the President and CEO’s base salary.
The 2025 salary adjustments were as follows:

NEO	Title	2024 Salary ($)		% Increase	2025 Salary ($)
Michael D. Peduzzi	President & Chief Executive Officer of CNB and CNB Bank	623,000		5%	653,993
Tito L. Lima	Senior Executive V.P. & Chief Financial Officer and Treasurer of CNB and CNB Bank	348,010		3%	359,008
Martin T. Griffith	Senior Executive V.P., Chief Revenue Officer of CNB Bank	370,006		3%	382,044
Michael J. Noah	Executive V.P., Chief Operating Officer of CNB Bank	342,004	(1)	2%	350,012
Angela D. Wilcoxson	Executive V.P., Chief Commercial Banking Officer of CNB Bank	336,024		3%	347,048
(1) Mr. Noah's 2024 annual base salary was adjusted from $250,900 to $342,004 on July 1, 2024 to reflect his appointment as Chief Operating Officer
Annual Incentives
The primary objective of CNB’s annual incentive program is to motivate and reward employees for achieving performance goals that support its strategic plan. The annual incentive plan (the “Incentive Plan”) uses a balanced scorecard approach. The performance measures and goals are selected and approved by the ECC, and then affirmed by the Board, at the beginning of each year. The ECC reviews CNB’s Incentive Plan annually.
Each NEO has a target opportunity based on their position at CNB and competitive market data. For 2025, the target incentive opportunity for the CEO was increased from 28.75% to 50.00%, and for the other NEOs, it was increased from 20.13% to 35.00%. The ECC increased NEOs' target incentive opportunities to better align with the competitive market. The CEO can earn 40% to 130% of the target, while other NEOs can earn 42.86% to 142.86% of the target for minimum and stretch performance, respectively. Incentive payouts will be interpolated for performance at or above target, while no interpolation will be applied for performance between minimum and target. Also, there will be no payout if the minimum performance goal is not met.

NEO	Title	2025 Incentive Target Opportunity (% of Base Salary)	2025 Incentive Target Opportunity ($)
Michael D. Peduzzi	President & Chief Executive Officer of CNB and CNB Bank	50.00%	326,997
Tito L. Lima	Senior Executive V.P. & Chief Financial Officer and Treasurer of CNB and CNB Bank	35.00%	125,653
Martin T. Griffith	Senior Executive V.P., Chief Revenue Officer of CNB Bank	35.00%	133,715
Michael J. Noah	Executive V.P., Chief Operating Officer of CNB Bank	35.00%	122,504
Angela D. Wilcoxson	Executive V.P., Chief Commercial Banking Officer of CNB Bank	35.00%	121,467
For 2025 , the ECC selected, and the Board approved, the following four financial metrics for the Incentive Plan: (i) fully-diluted EPS; (ii) efficiency ratio (fully tax equivalent basis); (iii) organic loan growth (excluding syndicated loans); and (iv) deposit growth (excluding time deposits). For Mr. Peduzzi, the President and CEO, the ECC added a qualitative portion to his scorecard as a fifth component. The qualitative portion is based on his board-rated performance against certain objectives for the year.

The tables below summarize the annual incentive plan scorecard and the actual performance achievement for (i) Mr. Peduzzi and (ii) for other NEOs.
Michael D. Peduzzi – President and Chief Executive Officer:

Performance Measure	Performance Goal					2025 Actual Performance
	Weight	Minimum	Target	Stretch	Incentive Target Opportunity %	Performance		Calculated Incentive %
Fully-Diluted EPS	35.0%	$2.63	$2.77	$3.19	17.50%	$2.95	(1)	19.75%
Efficiency Ratio (fully tax equivalent basis)	15.0%	67.11%	63.91%	54.32%	7.50%	61.49%	(2)	8.07%
Organic Loan Growth (Excluding Syndicated Loans) (3)	12.5%	$331,700	$349,158	$401,532	6.25%	$218,788	(4)	0.00%
Deposit Growth (Excluding Time Deposits) (3)	12.5%	$298,804	$314,530	$361,710	6.25%	$332,731	(5)	6.97%
Qualitative	25.0%	23.8%	25.0%	28.8%	12.50%	25.00%	(6)	12.50%
TOTAL	100%				50.00%			47.29%
Remaining NEOs:

Performance Measure	Performance Goal					2025 Actual Performance
	Weight	Minimum	Target	Stretch	Incentive Target Opportunity %	Performance		Calculated Incentive %
Fully-Diluted EPS	35.0%	$2.63	$2.77	$3.19	12.25%	$2.95	(1)	14.50%
Efficiency Ratio (fully tax equivalent basis)	15.0%	67.11%	63.91%	54.32%	5.25%	61.49%	(2)	5.82%
Organic Loan Growth (Excluding Syndicated Loans) (3)	25.0%	$331,700	$349,158	$401,532	8.75%	$337,745	(4)	3.75%
Deposit Growth (Excluding Time Deposits) (3)	25.0%	$298,804	$314,530	$361,710	8.75%	$332,731	(5)	10.19%
TOTAL	100%				35.00%			34.26%

(1) Adjusted Diluted EPS, which excludes the impact of merger transaction related expenses, was used for 2025 actual performance. The ECC concluded Adjusted Diluted EPS reflects the operating performance for CNB for 2025 by excluding merger related expenses, which are nonrecurring. The ECC determined to use Adjusted Diluted EPS for actual performance in order to ensure management is not discouraged from pursuing transactions that support CNB’s strategic growth, such as mergers and acquisitions, which may result in CNB incurring significant one-time expenses. A reconciliation of Adjusted Diluted EPS is included in Appendix A.
(2) Efficiency Ratio (fully tax equivalent) is calculated as non-interest expense, less core deposit intangible amortization, divided by the sum of non-interest income and net interest income, adjusted to include the tax equivalent income on tax exempt income from investments and loans. Adjusted Efficiency Ratio (fully tax equivalent), which excludes the impact of merger transaction related expenses, was used for 2025 actual performance. The ECC concluded Adjusted Efficiency Ratio (fully tax equivalent) reflects the operating performance for CNB for 2025 by excluding merger related expenses, which are nonrecurring. The ECC determined to use Adjusted Efficiency Ratio (fully tax equivalent) in order to ensure management is not discouraged from pursuing transactions that support CNB’s strategic growth, such as mergers and acquisitions, which may result in CNB incurring significant one-time expenses. A reconciliation of Adjusted Efficiency Ratio (fully tax equivalent) is included in Appendix A.
(3) In thousands
(4) The ECC exercised its discretion to adjust Organic Loan Growth (Excluding Syndicated Loans) for the sale or exit of commercial real estate loans to avoid penalizing management for actions taken post-acquisition of ESSA that resulted in lower organic loan growth. A similar adjustment was not made for Mr. Peduzzi because his plan includes a qualitative element.
(5) The Deposit Growth (Excluding Time Deposits), includes adjustments to remove the amount of net deposit growth related to the change in non-core deposits and deposits held for sale.
(6) The ECC determined Mr. Peduzzi performed at the target level of performance for the Qualitative performance measure. This decision was based on Mr. Peduzzi’s performance in connection with (i) his leadership over other NEOs and members of senior management to promote greater achievement of CNB's strategic objectives for 2025, (ii) his leadership in the identification, acquisition and integration of ESSA, and(iii) his involvement related to several efficiency-related initiatives, including vendor management renegotiations, that have already achieved, and have the potential to further generate, long-term incremental value for CNB.

Based on the ratio of net charge-offs to average loans, the Incentive Plan payouts are subject to a reduction of up to 50% in accordance with the following table:

CNB Bank net charge-offs / Average CNB Bank loans	Percentage of Incentive Plan Award Forfeited
Less than 0.20%	0%
0.20% to 0.24%	10%
0.25% to 0.29%	20%
0.30% to 0.34%	30%
Greater than 0.34%	50%
This provision supports CNB’s disciplined asset quality profile by reducing the overall incentive payouts under the Incentive Plan if loan charge-off results indicate that undue credit risks may have been taken to generate growth and revenues in achievement of short-term incentives. Loan charge-offs significantly in excess of 34 basis points could affect the payout of the total incentive based on the facts and circumstances surrounding the charge-offs, with any related Incentive Plan award forfeiture subject to the recommendation of the President and CEO, and review by the ECC and Board.
For the year ended December 31, 2025, CNB Bank’s ratio of net charge-offs to average loans was 0.10%. As a result, no incentive reductions for the NEOs were required under the Incentive Plan.
Actual performance compared to incentive goals for the NEOs was measured, compiled, and reviewed and approved by the ECC, and affirmed by the Board, in January 2026, with the related accruals being accurately reflected in the year-end 2025 financial results. The resulting Incentive Plan payouts were made in February 2026.
The following table summarizes the actual incentive award earned by each NEO for 2025, under the Corporation’s Incentive Plan (with such incentives accrued with the year-end 2025 financial results, and paid to the respective NEO in February 2026):

NEO	Title	2025 Actual Incentive Payout ($)	2025 Actual Incentive Payout as % of Target Opportunity	2025 Actual Incentive Payout as % of Base Salary
Michael D. Peduzzi	President & Chief Executive Officer of CNB and CNB Bank	309,273	94.58%	47.29%
Tito L. Lima	Senior Executive V.P. & Chief Financial Officer and Treasurer of CNB and CNB Bank	122,996	97.89%	34.26%
Martin T. Griffith	Senior Executive V.P., Chief Revenue Officer of CNB Bank	130,888	97.89%	34.26%
Michael J. Noah	Executive V.P., Chief Operating Officer	119,914	97.89%	34.26%
Angela D. Wilcoxson	Executive V.P., Chief Commercial Banking Officer of CNB Bank	118,899	97.89%	34.26%
Long-Term Incentives
CNB believes that its NEOs should be invested in CNB and aligned with shareholder risks and rewards. The Long-Term Incentive Program (“LTIP”) consists of equally weighted performance-based and time-based restricted stock awards to reinforce long-term alignment with shareholders, promote stock ownership, and support retention of key executives.
Long-term incentive opportunities are generally set to be equal in value across the NEOs' respective corporate levels and are determined by the ECC, taking into account competitive market data, CNB’s performance, and the individual NEO’s performance, role, contributions, and long-term potential with CNB. The long-term incentive grants made to the NEOs in 2025 are summarized below.

NEO	% of Base Salary	Total LTI Grant Value ($)	Restricted Stock Award – Time-Based # of Shares(1)	Restricted Stock Award – Performance Based Target # of Shares(1)
Michael D. Peduzzi	41%	270,672	5,928	5,928
Tito L. Lima	31%	112,780	2,470	2,470
Martin T. Griffith	30%	112,780	2,470	2,470
Michael J. Noah	26%	90,224	1,976	1,976
Angela D. Wilcoxson	26%	90,224	1,976	1,976
(1) The number of shares granted is determined by the grant value divided by the grant date closing price, $22.83 (based on a grant date of May 14, 2025).

Time-based restricted stock vests in equal increments over three years (e.g., one-third of the shares awarded vest per year beginning on the first anniversary of the grant).
The performance-based restricted stock awards granted in 2025 provide the NEOs with the opportunity to receive between 0% and 150% of the target awards based on CNB’s achievement of the following performance goals during the three-year performance period that began on January 1, 2025 and will end on December 31, 2027. The metrics were selected to reflect performance goals aligned with enhancing long-term shareholder value.

Measure	Weight	Threshold	Target	Stretch
Relative EPS Growth	50%	35th percentile	50th percentile	75th percentile or greater
Relative Return on Average Equity	50%	35th percentile	50th percentile	75th percentile or greater
Payout Range (% of Target)	100%	50%	100%	150%
The performance will be measured against the S&P U.S. Small Cap Banks Index Constituents excluding Thrifts with assets between $2.5 billion and $10 billion as of the first trading day of the performance period (“Performance Comparator Group”). Actual performance between threshold, target, and stretch will be interpolated. The performance-based restricted stock will vest after the performance period, when the ECC reviews and approves the relative performance results and the Board affirms them.
Benefits
CNB Bank maintains a 401(k) Savings Plan to attract and retain employees and help them meet their retirement goals. NEOs are eligible to participate in the 401(k) Savings Plan and receive matching employer contributions subject to plan and IRS limits. Further information is provided under the section titled “Compensation of Executive Officers—Retirement Plan” below.
CNB and/or CNB Bank also maintains certain non-qualified retirement and deferred compensation plans. CNB believes that these non-qualified plans are an important element in retaining NEOs and helping them meet their post-employment financial management goals. CNB provides:
•Supplemental Executive Retirement Plan (“SERP”) – Each of Messrs. Peduzzi, Lima, and Griffith participate in a defined benefit SERP, which is designed to attract and retain qualified and experienced executive officers. Each SERP and the relevant provisions are established in a formal agreement between CNB Bank and the respective NEO. The narrative following the “Pension Benefits” table below provides a detailed description of each SERP.
•Defined Contribution Plan – In connection with the amendments to the SERP described in section below titled “Compensation of Executive Officers—Supplemental Executive Retirement Plan”, and in order to ensure consistency of benefits for similarly-leveled NEOs, effective September 30, 2023, Mr. Lima’s prior participation in a defined contribution plan was frozen to prohibit future contributions and fully vest all contributions for Mr. Lima made through such date. Mr. Lima became a participant in the SERP on October 1, 2023. Mr. Lima will continue to receive annual earnings on the plan account balance.
•Executive Deferred Compensation Plan – Each NEO can choose to participate in this plan, which allows them to defer up to 75% of base compensation and 100% of annual incentive compensation until a date in the future. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. CNB provides no inducement (matching or discretionary contribution) for NEOs to participate. Such participation is at the sole discretion of each NEO, and participation in the Executive Deferred Compensation Plan can be changed by the respective NEO annually.
CNB provides certain NEOs with perquisites that the ECC believes are reasonable and consistent with its overall compensation philosophy and consistent with executive benefits that are customary in the financial services industry. Specifically, CNB provides each NEO the option to use a company-provided vehicle, and pays club dues for NEOs who choose to join a club. The value of both of these perquisites are included in taxable income for the respective NEO. The ECC believes that these perquisites assist the NEOs in performing their respective job duties by providing a corporate-supported means of travel to the various banking divisions within CNB’s footprint, and to have opportunities to use club membership rights to develop and expand business contacts.
The ECC believes that CNB’s continued success depends, to a significant degree, on the skills and competence of certain members of its executive management team. CNB and CNB Bank have entered into executive employment contracts with each NEO (collectively, the “Employment Contracts”). These Employment Contracts are intended to ensure that CNB and CNB Bank will retain experienced executive management.

CNB, CNB Bank and Mr. Peduzzi entered into an updated Employment Contract on November 27, 2023, with the initial term expiring on December 31, 2024. Thereafter, Mr. Peduzzi’s Employment Contract renews automatically for successive 36-month periods unless terminated by either party upon 120 days’ written notice. The Employment Contracts for Messrs. Lima, Griffith, and Ms. Wilcoxson automatically renew for successive terms of one year from the date of execution and each successive anniversary thereafter unless either party gives the other party 120 days written notice of intent not to renew the contract prior to the end of the then-current term. The Employment Contract for Mr. Noah automatically renews for successive terms of one year from the date of execution and each successive anniversary thereafter unless either party gives the other party 45 days written notice of intent not to renew the contract prior to the end of the then-current term.
The Employment Contracts provide for a base salary to be established annually by the Board and for annual increases, stock, stock options/rights and bonuses as may from time to time be awarded by the Board. Each Employment Contract contains a covenant not to compete against CNB and CNB Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter for a period of 24 months, in the case of Messrs. Peduzzi, Griffith, Noah, and Ms. Wilcoxson, and a period of 36 months, in the case of Mr. Lima. In addition, each Employment Contract contains a covenant to protect CNB’s and CNB Bank’s confidential information.
The Employment Contracts also provide for severance payments in the event an NEO is terminated without “cause” (as such term is defined in the Employment Contracts) regardless of whether such termination is in connection with a change in control, or voluntarily terminates employment under certain specific “good reason” circumstances following a change in control. Such “good reason” circumstances include a material reduction in authorities, duties or responsibilities or assignment of duties inconsistent with current responsibilities, a material reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, if such NEO timely executed and does not revoke a general release of claims, (i) Messrs. Peduzzi, Lima, and Griffith will be entitled to receive a lump sum cash payment equal to 2.5 times the sum of (a) his base salary, plus (b) the average incentive bonus paid over the preceding three-year period; and (ii) Mr. Noah and Ms. Wilcoxson will be entitled to receive a lump sum cash payment equal to 2.0 times the sum of (a) their average base salary, plus (b) the average incentive bonus paid over the preceding three-year period. Mr. Peduzzi and his family are also eligible to receive up to six months of continued group medical, dental, and vision coverage at the then-current active employee contribution rate for such coverage. Additionally, accelerated vesting of outstanding time-based unvested restricted stock awards will occur and restrictions will lapse. Outstanding performance-based awards will vest and restrictions will lapse, prorated by the number of full months from award date to the change in control or termination without cause date, and the denominator of which equals 36, with the performance goals measured as of the most recently completed fiscal quarter.
Cash and benefits paid to a NEO under the Employment Contracts together with payments under other benefit plans following a change in control may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to CNB or CNB Bank. If amounts payable to the NEO would be excess parachute payments, then the NEO’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The Employment Contracts do not provide for tax indemnity for any such potential excise taxes that may be due by the NEOs.
Impact of Accounting and Tax
The ECC and CNB’s executive management team consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.
Section 162(m) of the Code prohibits publicly held companies from deducting annual compensation in excess of $1,000,000, for U.S. federal income tax purposes, paid to the CEO and all other NEOs (and certain former NEOs) in any one fiscal year. While the ECC recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that CNB’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.
The ECC has considered the impact of the Financial Accounting Standards Board ASC Topic 718 on CNB’s equity incentives as a key retention tool.

Stock Ownership Guidelines
In 2014, the Board adopted stock ownership guidelines (the “Executive Stock Ownership Guidelines”) for CNB's executive officers and CNB Bank's regional bank presidents. The Board believes that a certain level of stock ownership of senior management further aligns their interests and actions with the interests of CNB’s shareholders. The Executive Stock Ownership Guidelines require Mr. Peduzzi, in his capacity as President and CEO, to continuously build his common stock ownership during the period of his employment until the number of shares of CNB’s common stock he owns, when multiplied by the market value of CNB’s common stock, results in a total common stock ownership value at least equal to 300% or more of his then-base salary.
All other executive officers of CNB and CNB Bank and its regional bank presidents are required to build ownership during the period of their employment to a number of shares of CNB’s common stock which, when multiplied by the market value of CNB’s common stock, equals at least 150% or more of the executive’s then-base salary. The Executive Stock Ownership Guidelines provide that until a person subject to the Executive Stock Ownership Guidelines achieves the percentage ownership target under such guidelines, the person may not dispose of any shares of common stock, including those received from the long-term incentive equity compensation, except for purposes of paying the applicable taxes associated with such awards. The Executive Stock Ownership Guidelines are administered and enforced by the ECC, and compliance is monitored and reported to the ECC by CNB’s President and CEO.
All NEOs continue to make progress towards achieving and/or maintaining their minimum stock ownership levels as required under the Executive Stock Ownership Guidelines. While Messrs. Lima and Griffith are compliant with the minimum ownership requirements, Messrs. Peduzzi and Noah and Ms. Wilcoxson became subject to the Executive Stock Ownership Guidelines within the last few years and continue to make progress towards achieving their minimum ownership requirements.
Hedging and Pledging Policy
All directors and employees of CNB are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of CNB’s securities, including hedging and/or pledging of CNB’s common stock. Effective August 11, 2015, CNB also prohibited any pledging of CNB’s securities in a margin account and restricted all other pledging of CNB’s securities by requiring directors and employees to obtain prior approval of the Chief Financial Officer before entering into any such agreement. CNB securities that were pledged as of August 11, 2015 as collateral for a loan are grandfathered and may continue to be pledged until released pursuant to the terms of the relevant agreements.
Clawback/Recoupment Policy
The Board has adopted a clawback policy for incentive compensation. The policy provides for mandatory clawback in certain situations in compliance with SEC and NASDAQ rules. Specifically, in the event CNB’s financial results are restated due to material noncompliance with any financial reporting requirement, CNB is required (except in limited circumstances) to recover the amount of excess incentive compensation received by any covered officer. The policy applies to CNB’s executive officers, its principal accounting officer and any other employee who may from time to time be deemed subject to the policy by the ECC.
The clawback period covers the three completed fiscal years preceding the date CNB determines that it is required to prepare an accounting restatement. Excess incentive compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure that was in excess of the amount that such covered officer would have received taking into account the restated financial results. The ECC administers the policy which is available on CNB’s website and has been filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2023.
Insider Trading and Reporting Compliance Policy
The Board has adopted an Insider Trading and Reporting Compliance Policy that governs the purchase, sale, and/or other disposition of CNB’s securities by directors, officers, and employees. The Insider Trading and Reporting Compliance Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and NASDAQ listing standards. Transactions by CNB in its own securities are monitored by external legal counsel for compliance with applicable securities laws. A copy of CNB’s Insider Trading and Reporting Compliance Policy was filed as Exhibit 19.1 to CNB’s Annual Report on Form 10-K for the year ended December 31, 2024.

Timing of Certain Equity Awards
We do not currently grant awards of stock options, stock appreciation rights, or similar option-like awards as part of our compensation program. We do not time the disclosure of material non-public information, or the granting of equity awards, for the purpose of impacting the value of executive compensation.
Reducing the Possibility of Excess Risk-Taking
The ECC has determined that the risks arising from the compensation policies and practices for executives of CNB are not reasonably likely to have a material adverse effect on CNB as a whole.
Several features of CNB’s cash and stock-based incentive program reduce the likelihood of excessive risk-taking:
•The program design provides a balanced mix of cash and equity, and annual (short-term) and long-term incentives;
•The ECC and the Board set performance goals that they believe are reasonable in light of past performance and market conditions;
•Both absolute performance goals and relative performance goals are included in the incentive programs in order to appropriately balance risk/reward when developing strategic goals;
•CNB's annual incentive program limits individual payout amounts to not exceed 150% of the target payout amounts;
•The time-based portion of long-term incentive equity grants typically vest over a three-year period to encourage our NEOs to both stay with CNB and maintain a long-term shareholder value building perspective;
•CNB has a clawback policy that allows for the recoupment of any cash and/or equity annual or long-term incentive compensation payouts following certain triggering events;
•The NEOs are subject to stock ownership guidelines, as discussed above, which CNB believes support greater alignment of the NEOs’ interests with the interests of its shareholders;
•CNB uses restricted stock instead of stock options because restricted stock retains value even in a depressed market and NEOs will be less likely to take unreasonable risks to get, or keep, options “in-the-money”;
•The ECC has downward discretion over the annual incentive program and long-term incentive payouts;
•For compensation benchmarking purposes, CNB employs an appropriate peer group derived from a standardized process; and
•CNB retains an independent compensation consultant who keeps the ECC aware of market trends and best practices.
COMPENSATION COMMITTEE REPORT
The ECC met with management to review and discuss CNB's Compensation Discussion and Analysis disclosures in this Proxy Statement. Based on such review and discussion, the ECC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the CNB’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025, and the Board has approved that recommendation.
Submitted by the Executive Compensation and Personnel Committee:

Michael Obi, Committee Chairperson	Jeffrey S. Powell	Robert C. Selig, Jr.
Nicholas N. Scott	Francis X. Straub, III	Julie Young

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table presents, for the three years ended December 31, 2025, 2024, and 2023, the cash compensation paid by CNB and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Restricted Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Michael D. Peduzzi	2025	653,993	65,000	270,672	(6)	309,273	169,264	32,282	1,500,484
President and Chief Executive Officer of CNB; Chief Executive Officer of CNB Bank	2024	623,000	—	299,977		61,116	182,556	33,302	1,199,951
	2023	623,000	—	199,991		54,513	240,157	57,749	1,175,410
Tito L. Lima	2025	359,008	35,000	112,780	(6)	122,996	256,223	41,566	927,573
Chief Financial Officer and Treasurer of CNB; Senior Executive Vice President and Chief Financial Officer of CNB Bank	2024	348,010	15,000	99,961		6,403	257,448	38,556	765,378
	2023	330,044	—	99,953		25,413	64,164	114,627	634,201
Martin T. Griffith	2025	382,044	1,500	112,780	(6)	130,888	300,582	40,627	968,421
Senior Executive Vice President and Chief Revenue Officer of CNB Bank	2024	370,006	15,000	99,961		6,808	630,548	35,517	1,157,840
	2023	351,000	—	99,953		27,027	125,237	60,479	663,696
Michael J. Noah (7)	2025	350,012	3,000	90,224	(6)	119,914	—	54,735	617,885
Executive Vice President, Chief Operating Officer of CNB Bank
Angela D. Wilcoxson (7)	2025	347,048	1,500	90,224	(6)	118,899	—	25,659	583,330
Executive Vice President, Chief Commercial Banking Officer of CNB Bank	2024	336,024	15,000	74,981		6,183	—	43,686	475,874
(1) The 2025 amount reflects the bonus amount awarded to each NEO for their respective efforts related to the ESSA merger transaction completed in 2025. The 2024 amount reflects the discretionary adjustment approved by the Board with respect to each NEO’s short term award (other than that of the CEO).
(2) This column reflects shares of restricted stock awarded under the CNB Financial Corporation 2025 Omnibus Incentive Plan (the “2025 Plan”) valued at the dollar amount recognized for financial reporting purposes in accordance with ASC Topic 718. The shares of restricted stock that remain subject to forfeiture entitle the NEO to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon. The shares of time based restricted stock awards vest in equal annual installments over a three-year period. The shares of performance-based restricted stock performance awards cliff vest at the end of a three-year performance period. The shares continue to be subject to risk of forfeiture, which will lapse upon vesting.
(3) Amount represents annual cash incentive payments earned under CNB’s Incentive Plan, prior to any discretionary adjustment by the Board.
(4) Amount reflects the change in value of the CNB’s non-qualified supplemental executive retirement plans with each of Messrs. Peduzzi, Lima, and Griffith, based on plans established or amended as reported in the Current Report on Form 8-K dated October 2, 2023. Additionally, for Mr. Lima the amount includes above-market interest or earnings credited on deferred compensation under CNB’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K, of $2,203. For this purpose, interest or earnings on deferred compensation is above-market if the rate of interest exceeds 120% of the applicable federal long-term rate, with compounding at a rate that corresponds most closely to the rate under the applicable plan at the time the interest rate or formula is set. A discussion of CNB's nonqualified deferred compensation plans is provided in the subsection of this document titled “Nonqualified Deferred Compensation Plan and Executive Defined Contribution Plan.”

(5) Amounts stated in the "All Other Compensation" column for 2025 include:

Name	Profit Sharing Contribution * ($)	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues ** ($)	Total ($)
Michael D. Peduzzi	—	17,500	1,159	13,623	—	32,282
Tito L. Lima	—	17,500	1,246	16,213	6,607	41,566
Martin T. Griffith	—	17,500	1,578	6,154	15,395	40,627
Michael J. Noah	15,717	17,500	660	6,234	14,624	54,735
Angela D. Wilcoxson	—	17,500	813	1,557	5,789	25,659
*NEOs are ineligible to receive profit-sharing contributions starting the first year following their achievement of NEO status. Thus, Mr. Noah will be ineligible for profit-sharing contributions for 2026.
**It is the policy of CNB to pay dues to certain service and social organizations for executive officers who choose to use such benefit.
(6) In 2025, all NEOs received performance-based restricted stock awards. The amount reported for the value of the awards is based on the aggregate compensation cost to be recognized over the three-year service period based on the most probable outcome, in accordance with ASC Topic 718. The amount reported above represents the value of the award at the grant date assuming that the target level of performance conditions would be achieved. Performance restricted stock awards granted in 2025 may pay out up to 150% of the target award, which would have amounted to the grant date fair values listed as the maximum total grant date fair value for each NEO as follows: Mr. Peduzzi, $338,341; Mr. Lima, $140,975; Mr. Griffith $140,975; Mr. Noah, $112,780 and Ms. Wilcoxson, $112,780. CNB includes the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in our respective Annual Report on Form 10-K for the fiscal years ended December 31, 2025, 2024 and 2023.
(7) Mr. Noah became a NEO for the first time for the 2025 calendar year. Ms. Wilcoxson became a NEO for the first time for the 2024 calendar year.
Pay Versus Performance

Year	Summary Comp. Table Total for CEO - Michael D. Peduzzi (1) ($)	Summary Comp. Table Total for CEO - Joseph B. Bower, Jr. (2) ($)	Comp. Actually Paid to CEO - Michael D. Peduzzi (1) ($)	Comp. Actually Paid to CEO - Joseph B. Bower, Jr. (2) ($)	Average Summary Comp. Table Total for Non-CEO NEOs (3) ($)	Average Comp. Actually Paid to Non-CEO NEOs (3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income(5) ($)	Fully-Diluted Earnings Per Share ($)
							TSR	Peer Group TSR (4)

2025	1,500,484	—	1,783,309	—	774,302	846,874	143	158	66,131	2.49
2024	1,199,951	—	1,269,814	—	716,089	711,341	132	149	54,575	2.39
2023	1,175,410	—	1,262,008	—	599,987	614,400	116	133	58,020	2.55
2022	1,110,489	2,432,571	1,117,076	1,612,982	628,263	625,017	118	137	63,188	3.26
2021	—	3,028,549	—	1,734,559	557,132	570,275	128	140	57,707	3.16
(1) Mr. Peduzzi was appointed President and Chief Executive Officer, effective December 31, 2022.
(2) Mr. Bower retired from his position as President and Chief Executive Officer, effective December 31, 2022.
(3) For fiscal year 2025 CNB’s non-CEO NEOs were Tito L. Lima, Martin T. Griffith, Michael J. Noah, and Angela D. Wilcoxson. For fiscal year 2024 CNB’s non-CEO NEOs were Tito L. Lima, Martin T. Griffith, Angela D. Wilcoxson and Gregory M. Dixon. For fiscal year 2023 and 2022, CNB’s non-CEO NEOs were Tito L. Lima, Richard L. Greslick, Jr., Martin T. Griffith, and Leanne D. Kassab. For fiscal years 2021 CNB’s non-CEO NEOs were Tito L. Lima, Richard L. Greslick, Jr, Martin T. Griffith and Joseph E. Dell, Jr.
(4) The TSR peer group utilized is the same peer group disclosed in the section above titled “Compensation Discussion and Analysis—Competitive Benchmarking”. The peer group used for 2025 included the addition of two banks that were not in the prior year’s peer group and the removal of four banks that were in the prior year’s peer group. The changes to the peer group were primarily driven by changes in peer bank asset size, with banks removed or added to create a peer group more similar in asset size to CNB. The peer group TSR calculated using the 2022 peer group is presented below:

Year	Value of Initial Fixed $100 Investment Based On:
	TSR	2022 Peer Group TSR

2025	143	154
2024	132	146
2023	116	132
2022	118	131
2021	128	138

(5) Presented in thousands
(6) Compensation actually paid (“CAP”) is defined by the SEC and is computed by starting with the “Total” column of the Summary Compensation Table (“SCT”) for each year and then:
•subtracting the amount in the “Restricted Stock Awards” column of the SCT for such year,
•adding, for all unvested equity awards granted during the reporting year and outstanding on the last day of the reporting year, the fair value as of the last day of the reporting year, utilizing the same assumptions as the Outstanding Equity Awards at 2025 Fiscal Year-End table below.
•adding, for all unvested equity awards granted prior to the reporting year and outstanding on the last day of the reporting year, the change in fair value from the last day of the preceding year to the last day of the reporting year, utilizing the same assumptions as the Outstanding Equity Awards at 2025 Fiscal Year-End table below.
•adding, for equity awards vesting during the reporting year, the change in fair value from the last day of the preceding year to the vesting date,
•adding the value of any dividends or other earnings paid in the reporting year on unvested equity awards that are not otherwise included in the total compensation for the reporting year,
•subtracting the amount in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” column of the SCT for such year, and
•adding, for all defined benefit and actuarial pension plans, (i) the service cost, calculated as the actuarial present value attributable to services rendered during the reporting year, plus (ii) the prior service cost, calculated as the entire cost of benefits granted in a plan amendment during the reporting year that are attributed by the benefit formula to services rendered in periods prior to the amendment.
The fair value of equity awards is computed in a manner consistent with the fair value methodology used to report Outstanding Equity Awards at Fiscal Year-End. This may result in a difference in the share value input used for the fair value calculation at year-end when compared to the share value used for performance-based share awards at time of award. The following tables reflect the adjustments made to SCT total compensation to compute CAP for the position of CEO and average CAP for our other NEOs:

CEO SCT Total to CAP Reconciliation – Michael D. Peduzzi	2025	2024	2023	2022
SCT Total Compensation	$1,500,484	$1,199,951	$1,175,410	$1,110,489
SCT Restricted Stock Awards	(270,672)	(299,977)	(199,991)	(50,001)
Fair Value of New Unvested Equity Awards	387,840	373,994	316,373	55,669
Change in Fair Value of Existing Unvested Equity Awards	125,422	(35,545)	(4,528)	(6,306)
Change in Fair Value of Vesting Equity Awards	(1,915)	(1,701)	(3,144)	(105)
Dividends on Unvested Equity Awards	8,785	9,116	3,823	2,488
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(169,264)	(182,556)	(240,157)	(278,205)
Service Cost & Prior Service Cost	202,629	206,532	214,222	283,047
CAP	$1,783,309	$1,269,814	$1,262,008	$1,117,076

CEO SCT Total to CAP Reconciliation – Joseph B. Bower, Jr.	2022	2021
SCT Total Compensation	$2,432,571	$3,028,549
SCT Restricted Stock Awards	(261,010)	(272,400)
Fair Value of New Unvested Equity Awards	—	286,041
Change in Fair Value of Existing Unvested Equity Awards	—	76,316
Change in Fair Value of Vesting Equity Awards	3,631	19,005
Fair Value of New Vested Equity Awards	232,476	—
Fair Value as of Prior Year-end of Equity Awards Forfeited	(258,031)	—
Dividends on Unvested Equity Awards	10,706	6,933
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(902,701)	(1,760,834)
Service Cost & Prior Service Cost	355,340	350,949
CAP	$1,612,982	$1,734,559

Average Non-CEO NEOs SCT Total to CAP Reconciliation	2025	2024	2023	2022	2021
SCT Total Compensation	$774,302	$716,089	$599,987	$628,263	$557,132
SCT Restricted Stock Awards	(101,502)	(87,471)	(99,953)	(76,257)	(66,438)
Fair Value of New Unvested Equity Awards	145,440	101,851	117,016	84,907	69,940
Change in Fair Value of Existing Unvested Equity Awards	30,566	(9,326)	(4,721)	(11,407)	15,104
Change in Fair Value of Vesting Equity Awards	(3,515)	(5,300)	(7,198)	2,085	(969)
Dividends on Unvested Equity Awards	2,506	2,560	2,399	1,971	2,000
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(138,651)	(221,470)	(56,571)	(19,987)	(23,198)
Service Cost & Prior Service Cost	137,728	214,408	63,441	15,442	16,704
CAP	$846,874	$711,341	$614,400	$625,017	$570,275

Pay Versus Performance Descriptive Disclosure
The following financial measures were determined by the Board to be the most important measures used to link its NEOs’ (including the President and Chief Executive Officer) CAP to CNB’s performance during the most recently completed fiscal year.
•Fully-diluted EPS
•Efficiency Ratio (fully tax equivalent basis)
•Organic Loan Growth (excluding Syndicated Loans)
•Deposit Growth (excluding Time Deposits)
•Return on Equity
Comparison of Corporation TSR versus Peer Group TSR
As shown in the chart below, CNB’s TSR is less than CNB’s peer group TSR.

Total Shareholder Return: Corporation vs Peer Group
170
160
150
140
130
120
110
2021
2022
2023
2024
2025
Corporation TSR
Peer Group TSR

Comparison of Compensation Actually Paid versus Corporation TSR
The chart below displays the CAP to CNB’s President and Chief Executive Officer and the average CAP to its other non-CEO NEOs with our TSR for the past five years.

CAP vs. Total Shareholder Return
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
CAP ($ in thousands)
160
140
120
100
80
60
40
20
0
TSR Value of Fixed $100 Investment
$1,735
$570
$1,613
$1,117
$625
$1,262
$614
$1,270
$711
$1,783
$847
2021
2022
2023
2024
2025
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Corporation TSR

Comparison of Compensation Actually Paid versus Net Income
The chart below compares the CAP to CNB’s President and Chief Executive Officer and the average of the CAP to its other non-CEO NEOs to net income for the past five years.

CAP vs. Net Income
CAP ($ in thousands)
Net Income ($ in millions)
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
$80
$70
$60
$50
$40
$30
$20
$10
$—
$1,735
$570
$1,613
$625
$1,117
$614
$1,262
$711
$1,270
$847
$1,783
2021
2022
2023
2024
2025
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Net Income

Comparison of Compensation Actually Paid versus Company-Selected Measure (“CSM”)
The chart below compares the CAP to CNB’s President and Chief Executive Officer’s and average of the CAP to other non-CEO NEOs and CNB’s CSM, fully-diluted EPS for the past five years.

CAP vs. CSM: Fully-Diluted EPS
CAP ($ in thousands)
Fully-Diluted EPS
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$—
$1,735
$570
$1,613
$625
$1,117
$614
$1,262
$711
$1,270
$847
$1,783
2021
2022
2023
2024
2025
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Fully-Diluted EPS

Stock Incentive Plan
The 2025 Plan was initially adopted by the Board and subsequently approved by CNB’s shareholders at its annual meeting of shareholders held in 2025. Certain full or part-time employees of CNB, any parent, subsidiary or affiliate thereof, or persons who serve CNB or an affiliate as a director, are eligible to receive awards under the 2025 Plan. Awards may be granted in the form of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, and other equity-based awards. The 2025 Plan provides that the exercise price of each option will be determined by the ECC, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of CNB common stock on the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date. Generally, the term of an option will not exceed ten years from the grant date.
Grants of Plan-Based Awards in 2025

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Share Awards: Number of Shares or Share Units(2)	Grant Date Fair Value of Shares(3)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Michael D. Peduzzi	—	1/21/25	130,799	326,997	425,095	—	—	—	—	—
	5/13/25	5/14/25	—	—	—	2,964	5,928	8,892	—	135,336
	5/13/25	5/14/25	—	—	—	—	—	—	5,928	135,336
Tito L. Lima	—	1/21/25	53,851	125,653	179,504	—	—	—	—	—
	5/13/25	5/14/25	—	—	—	1,235	2,470	3,705	—	56,390
	5/13/25	5/14/25	—	—	—	—	—	—	2,470	56,390
Martin T. Griffith	—	1/21/25	57,307	133,715	191,022	—	—	—	—	—
	5/13/25	5/14/25	—	—	—	1,235	2,470	3,705	—	56,390
	5/13/25	5/14/25	—	—	—	—	—	—	2,470	56,390
Michael J. Noah	—	1/21/25	52,502	122,504	175,006	—	—	—	—	—
	5/13/25	5/14/25	—	—	—	988	1,976	2,964	—	45,112
	5/13/25	5/14/25	—	—	—	—	—	—	1,976	45,112
Angela D. Wilcoxson	—	1/21/25	52,057	121,467	173,524	—	—	—	—	—
	5/13/25	5/14/25	—	—	—	988	1,976	2,964	—	45,112
	5/13/25	5/14/25	—	—	—	—	—	—	1,976	45,112
(1) Performance shares cliff vest at the end of the three-year performance period based on CNB’s performance, as discussed in greater detail in the section above titled “Compensation Discussion and Analysis— Compensation Program and Pay Decisions—Long-Term Incentives”.
(2) Time-based awards vest incrementally over a three-year period, as discussed in greater detail in the section above entitled “Compensation Discussion and Analysis—Compensation Program and Pay Decisions—Long-Term Incentives”.
(3) Fair value of stock award computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2025 Fiscal Year-End

Name	Award Year	Number of Time-Based Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested(1) ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights that have not vested (#)		Equity Incentive Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(1) ($)
Michael D. Peduzzi	2021	582	(13)	15,231	—		—
	2023	1,868	(2)	48,886	5,602	(7)	146,604
	2024	5,015	(3)	131,243	11,283	(8)	295,276
	2025	5,928	(4)	155,136	8,892	(9)	232,704
	Total	13,393		350,496	25,777		674,584

Tito L. Lima	2023	690	(5)	18,057	2,072	(10)	54,224
	2024	1,561	(6)	40,851	3,512	(11)	91,909
	2025	2,470	(4)	64,640	3,705	(9)	96,960
	Total	4,721		123,548	9,289		243,093

Martin T. Griffith	2023	690	(5)	18,057	2,072	(10)	54,224
	2024	1,561	(6)	40,851	3,512	(11)	91,909
	2025	2,470	(4)	64,640	3,705	(9)	96,960
	Total	4,721		123,548	9,289		243,093

Michael J. Noah	2022	187	(12)	4,894	—		—
	2023	241	(5)	6,307	725	(10)	18,973
	2024	546	(6)	14,289	1,229	(11)	32,150
	2025	1,976	(4)	51,712	2,964	(9)	77,568
	Total	2,950		77,202	4,918		128,691

Angela D. Wilcoxson	2023	518	(5)	13,556	1,554	(10)	40,668
	2024	1,171	(6)	30,645	2,634	(11)	68,932
	2025	1,976	(4)	51,712	2,964	(9)	77,568
	Total	3,665		95,913	7,152		187,168
(1) Amount shown represents the number of awards that have not vested as of December 31, 2025, multiplied by the closing price of CNB’s common stock on December 31, 2025, which was $26.17.
(2) Stock awards vest 33% annually on January 31, following the grant date, which was June 27, 2023.
(3) Stock awards vest 33% annually on January 31, following the grant date, which was February 13, 2024.
(4) Stock awards vest 33% annually on January 31 following the grant date, which was May 14, 2025.
(5) Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2023.
(6) Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2024.
(7) The number of shares reported represents the target number of performance shares awarded on June 27, 2023.
(8) The number of shares reported represents the max number of performance shares awarded on February 13, 2024.
(9) The number of shares reported represents the max number of performance shares awarded on May 14, 2025.
(10) The number of shares reported represents the target number of performance shares awarded on January 31, 2023.
(11) The number of shares reported represents the max number of performance shares awarded on January 31, 2024.
(12) Stock awards vest 25% annually on January 31 following the grant date, which was January 31, 2022.
(13) Stock awards vest 20% annually on August 31 following the grant date, which was November 1, 2021.

Restricted Stock Awards and Stock Vested
The following table sets forth information concerning the vesting in 2025 of time-based and performance-based restricted stock awards granted to the NEOs. CNB did not issue nor does it have any outstanding stock options.

	Time-Based		Performance-Based		Total
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael D. Peduzzi	5,268	133,868	1,189	30,082	6,457	163,950
Tito L. Lima	1,845	46,679	1,426	36,078	3,271	82,757
Martin T, Griffith	1,939	49,057	1,783	45,110	3,722	94,167
Michael J. Noah (2)	824	20,847	—	—	824	20,847
Angela D. Wilcoxson	1,527	38,812	951	24,060	2,478	62,872
(1) Value realized calculated by multiplying the number of shares vesting by the closing price of CNB’s common stock on the applicable vesting dates.
(2) Mr. Noah's was not eligible to receive a performance based equity plan award in 2022
Pension Benefits
Supplemental Executive Retirement - Defined Benefit

Name	Plan Name		Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Michael D. Peduzzi	SERP	(1)	4	965,283
Tito L. Lima	SERP	(1)	7	674,701
Martin T. Griffith	SERP	(1)	10	819,195
Michael J. Noah	—		—	—
Angela D. Wilcoxson	—		—	—
(1) The SERP is described below. The cost of these plans is effectively offset by tax-free earnings from CNB Bank-owned life insurance.
Retirement Plan
The Corporation maintains the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust (the “Plan”). The Plan permits eligible employees to make pre-tax and Roth contributions up to 70% of their salary. Employees 21 years of age or over with a minimum of 90 days of service are eligible for matching contributions by the Corporation at 100% of elective contributions not to exceed 5% of plan salary. A profit sharing discretionary non-contributory pension plan component is in place for employees 21 years of age or over with a minimum of one-year with 1,000 hours service and allows employer contributions in an amount equal to a percentage of eligible compensation plus 5.7% of the compensation for all employees in excess of $176,100, subject to a $350,000 salary limit. NEOs named in the 2025 joint proxy statement/prospectus were not eligible to participate in the profit sharing plan in 2025. The Corporation’s total contributions to the Plan for all employees were approximately $2.9 million for the 401(k) savings plan component and $1.9 million for the profit sharing non-contributory pension plan component.
Supplemental Executive Retirement Plans
The Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans. Because of these limitations and in order to provide certain executives with adequate retirement income, CNB Bank has entered into agreements that provide retirement benefits to certain executives in the manner discussed below.
On January 1, 2022, CNB adopted a SERP, in which Mr. Peduzzi was the sole participant. As originally drafted, the SERP did not contemplate participation by additional executives with different vesting schedules. On October 1, 2023, CNB amended the SERP to grant CNB the flexibility necessary to permit participation by different executives with different benefit amounts and vesting schedules.
In connection with the foregoing amendment to the SERP, CNB and Mr. Peduzzi amended his SERP benefit to provide that his normal retirement benefit would vest on a pro-rata basis commencing immediately until fully vested on December 31, 2026, rather than cliff vest in full on September 1, 2026. No change was made to the amount of Mr. Peduzzi’s normal retirement benefit, which remains $120,000, payable for twenty years.

Additionally, and in order to ensure consistency of benefits among similarly situated executives, Messrs. Lima and Griffith became participants in the SERP on October 1, 2023, with each being eligible for a normal retirement benefit of $83,425, and $90,000, respectively, payable for twenty years. Mr. Lima’s benefit is slightly less than Mr. Griffith’s, taking into account the value of the vested benefit under their Defined Contribution Plan described below.
While participants in the SERP will generally vest according to the schedule set forth below, a participant will become 100% vested upon his or her death, disability or CNB undergoing a change in control. The amount payable upon a separation from service prior to retirement age other than for death, disability or a change in control is based on a pro-rata vesting schedule. Payment of benefits begins upon a participant reaching retirement age, with the exception of payments following death, disability or a change in control, which begin immediately, in each case provided that a termination of employment has occurred. The potential payments that would have occurred assuming a change in control or termination event at December 31, 2025 are outlined in the section titled “Termination and Change in Control Benefits” below. In conjunction with entering into the SERP with Mr. Lima, the Defined Contribution Plan he was party to was frozen as of September 30, 2023.

	Michael D. Peduzzi	Tito L. Lima	Martin T. Griffith
Annual Benefit	$120,000	$83,425	$90,000
Term	20 years	20 years	20 years
Retirement Age	62	62	63
Vesting	Pro-rata through 12/31/2026, at which point 100%	Pro-rata through 12/31/2026, at which point 100%	Pro-rata through 12/31/2026, at which point 100%

The foregoing SERP is considered an unfunded plan for tax purposes and “top hat” plan for purposes of ERISA. All obligations arising under the SERP are payable from the general assets of CNB Bank.
Nonqualified Deferred Compensation Plan and Executive Defined Contribution Plan
The following table includes information about the activity in, amounts earned, and balances of each NEO’s account under the CNB Financial Corporation Executive Deferred Compensation Plan and Executive Defined Contribution Plan.

Name	Plan	Executive Contributions in 2025(1) ($)	Corporation Contributions in 2025(2) ($)	Aggregate Earnings in 2025(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2025 ($)
Michael D. Peduzzi	Executive Deferred Compensation	97,563	—	26,235	—	357,092
Tito L. Lima (4)	Executive Defined Contribution	—	—	4,841	—	125,865
Martin T. Griffith	Executive Deferred Compensation	—	—	—	—	—
Michael J. Noah	Executive Deferred Compensation	5,114	—	1,038	—	12,290
Angela D. Wilcoxson	Executive Deferred Compensation	6,932	—	2,699	—	30,116
(1) Executive contributions are included in the applicable amounts within the salary column of the Summary Compensation Table.
(2) Corporation contributions are included in the applicable amounts within the all other compensation column of the Summary Compensation Table.
(3) Amounts in this column represent all interest and earnings on Executive Deferred Compensation Plan and Executive Defined Contribution Plan account balances during fiscal 2025. The “above-market” portion of this interest and earnings is included in the fiscal 2025 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for those participating in an Executive Defined Contribution Plan.
(4)Effective September 30, 2023, the Executive Defined Contribution Plan established for Mr. Lima was amended to freeze the plan with no further contributions to be made and all balances to be vested as of the amendment date.

Executive Deferred Compensation
CNB has established a deferred compensation plan for executive officers. Annually, executive officers can defer up to 75% of their base compensation and 100% of all bonuses. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. All deferred compensation is a general liability of CNB Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. Deferred compensation is structured to be able to serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to CNB Bank. Amounts deferred and any earnings thereon are not subject to federal individual income tax until distributed to the non-employee director. Accounting treatment for this plan is subject to the ASC Topic 718.
Executive Defined Contribution Plan
CNB adopted a defined contribution plan in 2022, in which Mr. Lima participates, and pursuant to which CNB agreed to contribute an amount to the defined contribution plan each year, on January 1, until his service with CNB terminates, equal to 20% of Mr. Lima’s annual base salary. In connection with the amendments to the SERP described above and in order to ensure consistency of benefits for similarly situated executives, effective September 30, 2023, this plan was frozen to prohibit future contributions and fully vested all contributions for Mr. Lima through such date. Payments of vested amounts under the defined contribution plan will be made or commence within 90 days following the later of termination date of service from CNB or attainment of age 65, provided that if Mr. Lima becomes disabled, then payments will be made or commence within 90 days following the disability event. Notwithstanding the previous sentence, if Mr. Lima dies prior to payments commencing under the defined contribution plan, then he will receive payment of the vested amounts in a lump sum within 90 days following death, and if his service with CNB terminates within one year following a change in control of CNB, then he will receive payment of the vested amounts in a lump sum within 90 days following the termination date of service. Amounts contributed to the defined contribution plan by CNB will be credited with earnings each December 31 at a fixed rate of 4%. The defined contribution plan is considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the plan are payable from the general assets of CNB.
Termination and Change in Control Benefits
As discussed under the sections titled “CNB Compensation Discussion and Analysis—2025 Compensation Program and Pay Decisions” and “Supplemental Executive Retirement Plan,” CNB provides additional benefits to the NEOs in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. The table below summarizes and quantifies the estimated payments under the agreements, assuming a termination event would have occurred on December 31, 2025, below.

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (7)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (8)	Death
Michael D. Peduzzi
Cash Severance (1)	$2,043,234	$—	$2,043,234	$—	$—	$—	$—	$—
Benefit Continuation (2)	11,708	—	11,708	—	—	—	—	—
Accelerated Vesting of Equity Awards (3)	660,289	660,289	779,226	779,226	—	—	660,289	660,289
Defined Benefit SERP (4)	1,680,000	1,680,000	2,400,000	—	2,400,000	1,680,000	2,400,000	2,400,000
Total	$4,395,231	$2,340,289	$5,234,168	$779,226	$2,400,000	$1,680,000	$3,060,289	$3,060,289

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (7)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (8)	Death
Tito L. Lima
Cash Severance (1)	$1,068,197	$—	$1,068,197	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	232,755	232,755	282,312	282,312	—	—	232,755	232,755
Defined Benefit SERP (4)	1,133,560	1,133,560	1,668,502	—	1,668,502	1,133,560	1,668,502	1,668,502
Defined Contribution SERP (6)	125,865	125,865	125,865	—	125,865	125,865	125,865	125,865
Total	$2,560,377	$1,492,180	$3,144,876	$282,312	$1,794,367	$1,259,425	$2,027,122	$2,027,122

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (7)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (8)	Death
Martin T. Griffith
Cash Severance (1)	$1,106,129	$—	$1,106,129	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	232,755	232,755	282,312	282,312	—	—	232,755	232,755
Defined Benefit SERP (4)	1,260,000	1,260,000	1,800,000	—	1,800,000	1,260,000	1,800,000	1,800,000
Total	$2,598,884	$1,492,755	$3,188,441	$282,312	$1,800,000	$1,260,000	$2,032,755	$2,032,755

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (7)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (8)	Death
Michael J. Noah
Cash Severance (1)	$815,566	$—	$815,566	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	126,547	126,547	166,193	166,193	—	—	126,547	126,547
Total	$942,113	$126,547	$981,759	$166,193	$—	$—	$126,547	$126,547

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (7)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (8)	Death
Angela D. Wilcoxson
Cash Severance (1)	$804,399	$—	$804,399	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	179,041	179,041	218,687	218,687	—	—	179,041	179,041
Total	$983,440	$179,041	$1,023,086	$218,687	$—	$—	$179,041	$179,041

(1) The Employment Contracts provide for lump sum cash severance payments in the event a NEO is terminated without “cause” (as such term is defined in the Employment Contracts), regardless of whether such termination is in connection with a change in control, or voluntarily terminates employment under certain specific “good reason” circumstances following a change in control, subject to the NEO’s execution and non-revocation of a release. Such “good reason” circumstances include a reduction in title or responsibilities, assignment of duties or responsibilities inconsistent with current responsibilities, a reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, (i) Messrs. Peduzzi, Lima, and Griffith will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (a) his base salary, plus (b) the average incentive bonus paid over the preceding three-year period, and (ii) Ms. Wilcoxson and Mr. Noah will be entitled to receive a lump sum cash payment equal to 2.0 times the sum of (a) his or her base salary, plus (b) the average incentive bonus paid over the preceding three-year period.
(2) Mr. Peduzzi’s Employment Contract provides for certain health and welfare benefit continuations under certain circumstances. Mr. Peduzzi’s Employment Contract provides that, upon the termination of employment without “cause” or for “good reason,” then subject to his execution and non-revocation of a release, he will be entitled to, for a period of six months following such termination, medical, dental and vision coverage for Mr. Peduzzi and members of his family, which is not less favorable than the group medical, dental and vision coverage provided to Mr. Peduzzi and family immediately prior to the date of termination. The benefit continuation will terminate if Mr. Peduzzi obtains comparable medical, dental, or vision coverage from any other employer during such period. In addition, Mr. Peduzzi will be obligated to pay an amount equal to the active employee contribution, if applicable.
(3) The values in this row represent the amounts of the performance-based restricted stock and time-based restricted stock subject to accelerated vesting upon the termination of employment for any of the following reasons: (i) death, (ii) disability, (iii) retirement, (iv) without cause, (v) for good reason, or, (vi) in the event a change in control occurs during a performance period, subject to the executive’s continued service through the effective time of such change in control. For performance-based restricted stock, the NEO will vest as of the date of such termination in a pro-rata portion of the number of shares that would have vested based on actual performance measured as of the most recently completed fiscal quarter, with such pro-rata portion calculated by multiplying such number of shares by a fraction, the numerator of which equals the number of full months that the NEO was employed during the performance period, and the denominator of which equals 36. If the ECC cannot determine the extent to which the performance goals have been achieved as of the most recently completed fiscal quarter, then the NEO will vest in a pro-rata portion of the target number of shares of stock identified in his or her agreement, with such pro rata portion calculated as described above. For performance-based restricted stock awards issued in 2025 or later, in the event of the consummation of a change in control occurs during a performance period, subject to the executive’s continued service through the effective time of such change in control, the performance-based restricted stock will vest, as of immediately prior to the consummation of such change in control, in the greater of (i) the target number of shares of stock or (ii) the number of shares of stock determined based on achievement of actual performance as of a date reasonably proximal to the date of consummation of the change in control (based on pro-rated performance conditions through such date) as determined by the ECC, in its sole discretion. For purposes of this column, the terms “Good Reason,” “Disability,” “Retirement,” “Cause,” and “Change in Control” have the meanings ascribed to them in the 2025 Plan or applicable award agreement.
(4) Under the SERP, if employment ends prior to the normal retirement age, payment of the accrued benefit will commence on participant’s normal retirement age, as outlined in the table below, for the following twenty years, except if employment ends due to death, disability, or a termination following a change in control, in which case payments commence immediately. The amounts presented above reflect the total accrued benefit as of December 31, 2025 that would be paid out over twenty equal annual payments. If employment is terminated by reason of disability, or for any reason within one year following a change in control, then the participant will receive the full normal retirement benefit, as outlined in the accrued benefit table below, in a lump sum payment, regardless of whether normal retirement age has been attained. If employment is terminated by reason of death, then the designated beneficiary will receive the present value of the participant’s accrued benefit or normal retirement benefit in a lump sum within 90 days following death.

	Michael D. Peduzzi	Tito L. Lima	Martin T. Griffith
Annual Benefit	$120,000	$83,425	$90,000
Term	20 years	20 years	20 years
Normal Retirement Age	62	62	63
Calculation of Accrued Benefit (to be paid over 20 years) (5)
Year Ending on December 31, 2023	$240,000	$63,099	$180,000
January 1 – December 31, 2024	$960,000	$598,423	$720,000
January 1 – December 31, 2025	$1,680,000	$1,133,560	$1,260,000
January 1 – December 31, 2026 or after	$2,400,000	$1,668,502	$1,800,000

(5) The Accrued Benefit shall be increased by a pro-rated amount relative to the participant’s service during the year in which the separation from service event occurs in order to give the executive partial credit for such year.
(6) Represents the amounts under the Defined Contribution Plan agreements between CNB and Mr. Lima which was frozen as of September 30, 2023. Mr. Lima became fully vested as of this date.
(7) The meaning of the term “cause” will be specific to the applicable Employment Contract, SERP, Defined Contribution Plan, 2025 Plan, or the applicable award agreement thereunder.
(8) The meaning of the term “disability” will be specific to the applicable Employment Contract, SERP, Defined Contribution Plan, 2025 Plan, or the applicable award agreement thereunder.
Executive Compensation and Personnel Committee Interlocks and Insider Participation
The members of the ECC are Messrs. Obi (Committee Chairperson), Powell, Scott, Selig, Jr., Straub, and Ms. Young. No person who served as a member of the ECC during 2025, was a current or former officer or employee of CNB or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with CNB required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2025, which generally means that no executive officer of CNB served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the ECC.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, CNB is providing the following information about the relationship of the median of the annual total compensation of its employees and the annual total compensation of Mr. Peduzzi, CNB's CEO, as of December 31, 2025. As of December 31, 2025, CNB's most recently completed fiscal year, the annual total compensation of CNB's median employee was $55,509 and the annual total compensation of CNB's CEO, as reported in the “Summary Compensation Table” included in this Proxy Statement, was $1,500,484. As a result, the annual total compensation of CNB's CEO was 27 times that of the median employee.
To identify the median employee, as well as to determine the annual total compensation of the median employee and CEO, CNB took the following steps:
1.CNB determined that, as of December 31, 2025, its employee population consisted of 948 individuals with all of these individuals located in the United States. This population consisted of CNB's full-time, part-time, and temporary employees, and included employees added to the CNB employee population from the ESSA acquisition in July 2025 who were still with CNB at December 31, 2025.
a.In this Proxy Statement, CNB selected December 31, 2025, which is within the last three months of 2025, as the date upon which CNB would identify the “median employee” because it enabled CNB to make such identification in a reasonably efficient and economical manner.
2.To identify the “median employee” from the employee population, CNB compared the total base salary and non-equity incentive compensation amount of its employees as reflected in its payroll records following the same methodology used to prepare the “Summary Compensation Table.”
3.CNB identified its median employee using this compensation measure, which was consistently applied to all of its employees included in the calculation. Since all of CNB’s employees are located in the United States, as is its CEO, CNB did not make any cost-of-living adjustments in identifying the median employee.
4.Once CNB identified its median employee, CNB combined all of the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation for CNB's median employee of $55,509.
5.With respect to the annual total compensation of CNB's CEO, CNB used the amount reported in the “Total” column of its 2025 Summary Compensation Table included in this Proxy Statement.

CERTAIN TRANSACTIONS
Directors and officers of CNB and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with CNB Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed at the time in comparable transactions with persons not related to CNB or CNB Bank and do not involve more than the normal risk of collectability or present other unfavorable features.
Code of Ethics
The Board has approved a Code of Ethics for Officers and Directors (“Code of Ethics”). The Code of Ethics can be found at CNB’s website, www.cnbbank.bank.
Policies and Procedures Regarding Transactions with Related Persons
Pursuant to CNB’s Code of Conduct, directors, officers, agents, attorneys and immediate family members of such persons and business entities in which such persons have, directly or indirectly, a majority or controlling interest should at all times be free of any conflicting interests when acting on behalf of CNB or any of its affiliates.
The Code of Conduct specifies that loan transactions involving such persons will be governed by regulatory rules and regulations restricting rates and terms, CNB’s general lending policies and CNB’s insider loans policy, and such loans must be approved by an authorized lending officer other than the person in question.
The Code of Conduct further requires that all potential conflict of interest situations be reported. Any person who wishes to obtain approval of a particular action, or waiver of any requirements of the Code of Conduct in any particular situation, must apply for approval or waiver by disclosing all relevant facts and circumstances to the approving authority. For directors, the Board may grant approval or waivers. For officers, the executive officer responsible for the department to which the officer is assigned may grant approval or waivers and for all others, CNB’s Chairperson or President may grant such approval or waivers. Persons subject to the Code of Conduct and wishing to engage in a purchase, lease or sale of any assets or services from or to the Corporation or any of its affiliates, other than in the ordinary course of business, must disclose the facts to CNB’s Board of Directors, which shall then determine whether to approve such transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF CNB COMMON STOCK AND CNB MANAGEMENT
The table below provides certain information about beneficial ownership of CNB common stock as of as of the record date of February 23, 2026. The table shows information for (i) each of CNB’s directors, (ii) each of CNB’s NEOs, (iii) all of CNB’s directors and executive officers as a group and (iv) each person, or group of affiliated persons, who is known to CNB to beneficially own more than 5% of CNB common stock.
Except as otherwise noted, the persons or entities in the below tables have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o CNB Financial Corporation, 1 South Second Street, PO Box 42, Clearfield, Pennsylvania 16830.

Name of Beneficial Owner	Number of Common Stock Beneficially Owned (1)		Percentage of Common Stock Beneficially Owned (2)
Directors and Named Executive Officers:
Jeffrey S. Powell	143,058	(3)	*
Michael D. Peduzzi	57,294		*
Daniel J. Henning	52,805		*
Michael Obi	9,388		*
Gary S. Olson	100,284	(3)	*
Joel E. Peterson	28,266		*
Deborah Dick Pontzer	46,139	(3)	*
Nicholas N. Scott	37,747		*
Richard B. Seager	23,416	(3)	*
Robert C. Selig, Jr.	92,690	(3)	*
Francis X. Straub, III	37,974		*
Peter C. Varischetti	22,037	(3)	*
Julie M. Young	11,505		*
Tito L. Lima	32,255	(3)	*
Martin T. Griffith	21,826		*
Michael J. Noah	13,656		*
Angela D. Wilcoxson	13,373		*
Directors and Executive Officers as Group (26 persons)	866,727		2.92%
5% or Greater Beneficial Owners:
Wellington Management Group LLP	2,592,950	(4)	8.75%
BlackRock, Inc.	1,890,651	(5)	6.38%
*    Less than 1%.
(1) Information furnished by directors, NEOs and other executive officers.
(2) Based on 29,636,300 shares of our common stock outstanding as of February 23, 2026.
(3) Includes joint ownership with relatives as to which the director or executive officer has joint voting or investment powers.
(4) Based on a Schedule 13G/A filed on February 10, 2026 by Wellington Management Group LLP (“Wellington Management”), reporting that it is deemed to be the beneficial owner of in excess of 5% of the outstanding shares of CNB common stock as of December 31, 2025. Wellington Management reported that it has shared voting power with respect to 2,442,933 of the indicated shares and shared dispositive power with respect to all 2,592,950 of the indicated shares, which includes shares beneficially owned by certain subsidiaries of Wellington Management.
(5) Based on a Schedule 13G/A filed on October 17, 2025 by Black Rock, Inc. (“BlackRock”), reporting that it is deemed to be the beneficial owner of in excess of 5% of the outstanding shares of CNB common stock as of December 31, 2025. BlackRock reported that it has sole voting power with respect to 1,843,299 of the indicated shares and sole dispositive power with respect to all 1,890,651 of the indicated shares, which includes shares beneficially owned by certain subsidiaries of Wellington Management.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about CNB's common stock that may be issued under the 2025 Plan as of December 31, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	—	—	592,608
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	592,608

OTHER MATTERS
Delinquent Section 16(a) Reports
Under SEC rules, CNB’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.
Based solely on a review of reports CNB filed on behalf of our directors and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of CNB's directors and executive officers were filed on a timely basis under Section 16(a) during the year ended December 31, 2025 other than, as a result of an administrative error, one report for Mr. Seager, a director of CNB, related to a deferred compensation transaction. Also, as a result of an administrative error, Mr. Olson omitted 7,470 shares held by Mr. Olson from his timely filed Form 3.
Other Matters to Come Before the 2026 Annual Meeting
The Board does not intend to bring any other matters before the Annual Meeting and does not know of any matter which anyone proposes to present for action at the Annual Meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.
Shareholder Proposals for the 2027 Annual Meeting
Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in CNB's proxy materials for the 2027 Annual Meeting of Shareholders must be addressed to Michael D. Peduzzi., President, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830 and received no later than November 16, 2026. Any shareholder proposal for a nominee to the board or proposal for any other matter to be acted upon at the 2027 Annual Meeting of CNB shareholders (and not for inclusion in our proxy statement) must be received no later than January 30, 2027.
In addition to satisfying the foregoing requirements under CNB's bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than CNB’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 20, 2027.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. If you would like to revoke your consent to “householding,” or if you are receiving multiple copies at your address and would like to enroll in “householding,” please submit your request to Anna K. “Katie” Andersen, Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830 or call CNB at (814) 765-9621. If you own your shares in “street name,” please contact your broker, bank or other nominee to make your request.

By Order of the Board of Directors,

Anna K. "Katie" Andersen, Secretary

Clearfield, Pennsylvania
March 16, 2026

Appendix A

Reconciliation of Non-GAAP Financial Measures

	Twelve Months Ended
	December 31, 2025	December 31, 2024
Calculation of net income available to common (GAAP):
Net income	$66,131	$54,575
Less: preferred stock dividends	4,302	4,302
Net income available to common shareholders	$61,829	$50,273

Adjusted calculation of net income available to common (non-GAAP):
Net income available to common shareholders	$61,829	$50,273
Add: merger transaction related expenses, net of tax (non-GAAP)	11,600	—
Adjusted net income available to common shareholders (non-GAAP)	$73,429	$50,273

	Twelve Months Ended
	December 31, 2025	December 31, 2024
Calculation of merger transaction related expenses, net of tax (non-GAAP) (1):
Merger transaction related expenses - non deductible	$3,234	$—

Merger transaction related expenses - deductible	10,590	—
Statutory federal tax rate	21%	21%
Tax benefit (expense) of merger and integration costs (non-GAAP)	2,224	—
Merger transaction related expenses - deductible, net of tax	8,366	—

Merger transaction related expenses, net of tax (non-GAAP)	$11,600	$—

(1) Merger transaction related expenses represent legal, advisory, severance, technology conversion, and other expenses directly related to the ESSA acquisition. Management believes exclusion of these non-recurring charges provides more meaningful period-over-period comparisons of operating performance.

	Twelve Months Ended
	December 31, 2025	December 31, 2024
Basic earnings per common share computation:
Net income available to common shareholders	$61,829	$50,273
Less: net income available to common shareholders allocated to participating securities	476	388
Net income available to common shareholders allocated to common stock	$61,353	$49,885

Weighted average common shares outstanding, including shares considered participating securities	24,755	20,993
Less: average participating securities	169	155
Weighted average shares	24,586	20,838
Basic earnings per common share	$2.50	$2.39

Diluted earnings per common share computation:
Net income available to common shareholders allocated to common stock	$61,353	$49,885

Weighted average common shares outstanding for basic earnings per common share	24,586	20,838
Add: dilutive effect of stock compensation	83	62
Weighted average shares and dilutive potential common shares	24,669	20,900
Diluted earnings per common share	$2.49	$2.39

Adjusted basic earnings per common share computation (non-GAAP):
Net income available to common shareholders	$61,829	$50,273
Add: merger transaction related expenses, net of tax (non-GAAP)	11,600	—
Less: net income available to common shareholders allocated to participating securities	476	388
Adjustment to net income available to common shareholders allocated to participating securities for merger transaction related expenses, net of tax (non-GAAP)	79	—
Adjusted net income available to common shareholders allocated to common stock (non-GAAP)	$72,874	$49,885

Weighted average common shares outstanding, including shares considered participating securities	24,755	20,993
Less: average participating securities	169	155
Weighted average shares	24,586	20,838
Adjusted basic earnings per common share (non-GAAP)	$2.96	$2.39

Adjusted diluted earnings per common share computation (non-GAAP):
Adjusted net income available to common shareholders allocated to common stock (non-GAAP)	$72,874	$49,885

Weighted average common shares outstanding for basic earnings per common share	24,586	20,838
Add: dilutive effect of stock compensation	83	62
Weighted average shares and dilutive potential common shares	24,669	20,900
Adjusted diluted earnings per common share (non-GAAP)	$2.95	$2.39

	Twelve Months Ended
	December 31, 2025	December 31, 2024
Calculation of efficiency ratio:
Non-interest expense	$190,881	$150,002

Non-interest income	$40,165	$39,114
Net interest income	242,036	187,469
Total revenue	$282,201	$226,583
Efficiency ratio	67.64%	66.20%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$190,881	$150,002
Less: core deposit intangible amortization	1,848	73
Adjusted non-interest expense (non-GAAP)	$189,033	$149,929

Non-interest income	$40,165	$39,114

Net interest income	$242,036	$187,469
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	6,551	5,635
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	9,266	8,068
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	244,751	189,902
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$284,916	$229,016

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	66.35%	65.47%

Adjusted calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Adjusted non-interest expense (non-GAAP)	$189,033	$149,929
Less: merger and integration costs (non-GAAP)	13,824	—
Adjusted non-interest expense (non-GAAP)	$175,209	$149,929

Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$284,916	$229,016

Adjusted efficiency ratio (fully tax equivalent basis) (non-GAAP)	61.49%	65.47%

	December 31, 2025	December 31, 2024
Adjusted calculation of loans (non-GAAP):
Loans	$6,422,942	$4,529,074
Less: ESSA acquired loans, net of estimated purchase accounting fair value adjustments (non-GAAP)	(1,675,080)	—
Adjusted loans (non-GAAP)	$4,747,862	$4,529,074

	December 31, 2025	December 31, 2024
Adjusted calculation of total deposits (non-GAAP):
Total deposits	$7,027,109	$5,371,364
Add: deposits held for sale (non-GAAP)	88,119	—
Less: ESSA acquired deposits, net of estimated purchase accounting fair value adjustments (non-GAAP)	(1,455,805)	—
Adjusted total deposits (non-GAAP)	$5,659,423	$5,371,364

PROXY
CNB Financial Corporation
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 2026
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ms. Heather Koptchak and Ms. Carla Higgins, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting of Shareholders") of CNB Financial Corporation in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting of Shareholders to be held at 2:00 PM EDT on April 21, 2026 or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting of Shareholders will be held virtually. In order to attend the meeting, you must register at web.viewproxy.com/CNBFinancial/2026 by 11:59 PM EDT on April 20, 2026. On the day of the Annual Meeting of Shareholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN. IT WILL BE VOTED "FOR" ALL NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSALS 2 AND 4 AND "ONE YEAR" FOR PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

The Proxy Statement and our 2025 Annual Report to Shareholders are available at: web.viewproxy.com/CNBFinancial/2026

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 4, AND "ONE YEAR" FOR PROPOSAL 3.

Please mark your votes like this ☒

	FOR	AGAINST	ABSTAIN
Class 1:			
01 Jeffrey S. Powell	☐	☐	☐
02 Gary S. Olson	☐	☐	☐
03 Francis X. Straub, III	☐	☐	☐
04 Peter C. Varischetti	☐	☐	☐
Class 2:			
05 Daniel J. Henning	☐	☐	☐
Class 3:			
06 Robert C. Selig, Jr.	☐	☐	☐

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

CONTROL NUMBER

→ ☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

WILL ATTEND THE MEETING ☐

Date: ____, 2026

____
Signature

____
Signature

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

As a shareholder of CNB Financial Corporation you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 PM, EDT, on April 20, 2026.

SCAN TO
VIEW MATERIALS & VOTE ▷

CONTROL NUMBER

→ ☐

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/CCNE

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY